Exhibit 10.2
Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
1.0 Master Statement of Work
This Master Statement of Work (“MSOW”) # 4908009104 adopts and incorporates by reference the terms and conditions of Base Agreement # 4908009099 (“Base Agreement”) between IBM Global Services Company (China) Company Ltd. (“Buyer”) and Camelot Information Systems (China) Corp. Ltd. (“Supplier”). This MSOW is effective beginning on March 24, 2008 and will remain in effect until March 31, 2011. Transactions performed under this MSOW will be conducted in accordance with and be subject to the terms and conditions of this MSOW and the Base Agreement.
2.0 Definitions
“Authorized Users” are users of Services within and outside of Buyer including, but not limited to, recipient employees, business units, vendors, Customers, contractors, joint ventures, etc.
“Buyer” means IBM and its Affiliates including but not limited to IBM Global Services (China) Company Limited and IBM Solution and Services Company Ltd.
“Customer” means customer of Buyer
“Client” means the various IBM divisions and its affiliated companies (such as, but not limited to IBM Solution & Services Company Ltd., etc.) individually and collectively.
“Delivery Company” means a wholly owned subsidiary of Supplier in the form of a limited liability company under the Company Law of China in Shanghai, China.
“Project Statement of Work” “ or “PSOW” means any document that:
1. identifies itself as a statement of work;
2. is signed by both parties;
3. incorporates by reference the terms and conditions of this Base Agreement and MSOW;
4. describes relevant details of the Deliverables and Services, including any requirements, specifications or schedules unique for each project as applicable;
5. describes respective obligations of Supplier and Buyer to be performed in the areas specified in this MSOW;
“Master Statement of Work” or “MSOW means a document that defines the master scope of work to be accomplished by Supplier and specific responsibilities for various activities / tasks planned to be performed and completed by Supplier under PSOW.
“Project Staff” Supplier shall appoint for the Project personnel with suitable training and skills to perform the Services
“Purchase Order” means Buyer’s work authorization for Supplier to start working for the shipment of Deliverables and Services specified by PSOWs, which becomes a legally binding contract once Supplier accepts it. Supplier will begin work only after receiving a PO from Buyer.
“Service Level” has the meaning set forth in Section 11.4
“Services” has the meaning given in Section 5.0.
“Skills” means the skills provided by Supplier’s resources as described in Annexure C to this MSOW
“Software” means Applications Software and Systems Software unless a more specific reference is given.
“Statement of Work” or “SOW” means any document that:
1. identifies itself as a statement of work;
2. is signed by both parties;
3. incorporates by reference the terms and conditions of this Base Agreement; and
4. describes the Deliverables and Services, including any requirements, specifications or schedules.
5. SOW includes both MSOW and PSOW.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
3.0 Master Statement of Work
3.1 Introduction
This MSOW defines the master scope of work to be accomplished by Supplier and specific responsibilities for various activities / tasks planned to be performed and completed by Supplier under PSOW. The successful completion of this MSOW depends upon the full commitment and participation of Supplier. Buyer’s obligations, as set out in the MSOW, will be provided to Supplier at no cost. Changes to this MSOW will be processed in accordance with the procedure described in the section Change Control Procedure.
3.2 Annexures
The following Annexures are included in and form part of this MSOW

Annexure A	Holiday Schedule for 2008
Annexure B	Other Charges
Annexure C	Skill definitions
Annexure D	Delivery Company Headcount Target
Annexure E	Security Policy Guidelines
4.0 Governance and Relationship Model

Executive Relationship	Buyer Executive	Supplier Executive

Program Governance	Buyer Program Manager	Supplier Program Manager

Operational Governance Management	Buyer Operations Manager	Supplier Operations Manager

Supplier Resources
The Program Governance Model will be structured in a three-tier model.
•	Executive Relationship — This level will be at the uppermost level with representatives from both the organizations. Governance at this level will manage the relationship and provide corporate leadership to leverage full potential of the program and increase the business value to both parties. Supplier’s executive will keep abreast of Buyer’s strategic business direction, and monitor requirements within the government and regulatory bodies.

•	Program Governance — Will review the overall progress of the program from the contract and financial management point of view. The Program Managers from Buyer and Supplier will lead the program governance team. The team will govern the agreement, review the contract and business commitments and will manage and control changes to the agreement. The Change Control Procedure will be used to document any deviation that has a potential impact on the Program.

•	Operational Governance Management — The operational level of governance will be at the project level or committed staff level. The Operations Managers from Buyer and Supplier will lead the governance team and review the performance and solve transactional issues related to the scope of work or commitment to

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
be delivered under this MSOW or related PSOWs. They will periodically review the status, issues and achievements of the services for a specified period.
Governance at program and operational management levels are described below along with roles and responsibilities of Supplier and Buyer governance personnel and the escalation mechanism.
4.1 Program Governance
Program governance includes overall program management responsibilities, control and the associated communication. Buyer will designate a person known as Buyer Program Manager.
4.1.1 Program Management
Prior to the start of this MSOW, Supplier will designate a person known as Supplier Program Manager who will be focal point for all Supplier communications related to this Program and will have authority to act on behalf of Supplier in matters regarding this Program. Program management will involve:
•	identification, mobilization and placement of resources relevant to the skills required for the execution of the Program

•	Managing the ramp-up, transition and delivery of all services delivered by Supplier

•	Managing Service Level Agreements (“SLAs”) set in the PSOW

•	Program escalation process to address critical items (affecting resources, cost or schedule) as well as any potentially critical items, and help resolve or escalate Program issues, as necessary.

•	Administering Program change control with the Buyer Program Manager

•	Risk Management planning and tracking
4.1.2 Program Communication and Reporting
•	Supplier Program Manager and Buyer Program Manager will meet periodically to review the overall Program. Communication which will include:

•	Review and updates to the Program level plan (e.g. Generic Support and Control Plan) within scope of a particular PSOW

•	Resolution or further escalation of unresolved issues escalated from the project governance level a Periodical review of Supplier performance metrics

•	Review and report customer satisfaction survey results and actions Report program status to the executive management
4.1.3 Program Control
Buyer and Supplier Program Managers will meet at the end of every quarter to review the progress of the Program and to resolve any issues that are hindering the progress of the Program.
4.2 Operational Governance Management
Buyer and Supplier will work together to define Delivery Company (“DC”). Operational processes as the delivery model for in-scope services within this document. Process requirements from the end stakeholders will be integrated to ensure a seamless execution. Normal SEPG (Software Engineering Process Group) and QA (Quality Assurance) cost should be included in the scope of this MSOW, as appropriate. If stakeholder has special needs for QA & process, then additional work will be estimated and added in PSOW. If required a joint SEPG (Software Engineering Processes Group) with Buyer and Supplier will be set up to perform process mapping between Buyer and Buyer’s customer processes.
4.2.1 Operations Management

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
•	Prior to the start of a particular PSOW, Supplier will designate a person known as Supplier Operations Manager who will be the focal point for all Supplier communications related to services within in scope criteria and will have authority to act on behalf of Supplier in matters regarding the scope. The operations management will involve:

•	Planning, interlocking, and managing the committed scope approved by Buyer

•	Resource utilization and stakeholder skill trainings required for execution of the service

•	Managing resource pool

•	Administering service change control with the Buyer Operations Manager

•	Services risk management
4.2.2 Service Organization
The Service Organization envisaged for the in scope services will be specific and will be defined and agreed as part of the PSOW.
4.2.3 Project Office
Supplier will establish a Project Office for the DC. The Project Office will be a single-point of contact for Buyer for both services delivery and all non-delivery matters. Supplier Operations Manager will be the single point of contact for all services related communication and will handle all communication with the on-site team. The Project Office will also have access to other communication channels like FAX and direct telephone lines for quick and easy communication.
Similarly Buyer may also establish a Project Office and identify a single point of contact for all service related issues. If Buyer decides not to establish a Project Office, Buyer will at a minimum identify a single point of contact for all non-delivery issues.
Both Project Offices will have the responsibility of ensuring availability of adequate resources in the form of office facilities; workstations, etc. to team members at respective sites for performing the proposed services.
4.3 Process Governance
Buyer and Supplier will work together to define DC’s Services process as the service delivery model for in-scope services. Process requirements from the stakeholders will be integrated and interlocked for a seamless solution. A joint team with Buyer and Supplier representatives will be setup to perform Delivery Company startup activities as defined on an agreed plan
4.4 Escalation
In the event of a disagreement on any issue (pertaining to this document) that cannot be resolved by the designated Supplier and Buyer managers, the escalation path for resolution is given below:

Buyer	Supplier
Buyer Operations manager	Supplier Operations Manager
Buyer Program Manager	Supplier Program Manager
Buyer Executive	Supplier Executive
The Supplier organization should nominate immediately after execution of this MSOW and maintain a customer satisfaction representative to address all issues that arise from the program. A specified email ID should be provided by Supplier to receive all such issues. The issues need to be logged and a solution arrived and closed at within a maximum of 5 business days.
4.5 Supplier Responsibilities
4.5.1 Supplier Role

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104

Role	Responsibilities
Supplier Executive	Will be responsible for the overall well being of the relationship between Supplier and Buyer.

Supplier Program Manager	Accountable for all work performed by Supplier, escalation point for Supplier related issues
Overall Program performance
Status reporting to Supplier and Buyer Executives overseeing the program.
Customer satisfaction

Supplier Operations Manager	Will be primary point of contact for queries related to PSOW set-up and issue resolution from Supplier side
Schedule and attend all planning, status, escalation and other program management meetings
Monitor and report status on a regular basis to Buyer and Supplier management team
Ensure submission of Operations Metrics data
Acting as single point of contact between Buyer and Supplier for all issues

Supplier Operations Manager Merge with Supplier Operations Manager	As defined by PSOW, have joint accountability, may include activities listed below:
Responsible for the service performance
Performance as per the expectations that will be defined within each PSOW (quality and timeliness of deliverables, availability/up-time of the application, productivity, etc.)
On time delivery of services
Quality of deliverables and support for transitioned applications
Ensure submission of Service Metrics data
Responsible for execution of services within budget and schedules Participate in all technical meetings and conference calls. Coordinate and follow-up on all technical issues addressed in technical conference from Buyer as well as Supplier team to closure. Provide support to Supplier DC team in preparation of test cases / data

Project Office	Functions are the single-point of contact for Buyer for all non-delivery matters Will handle all communication with the on-site team Responsibilities will span multiple PSOWs
4.5.1 Responsibilities
     4.5.1.2 Supplier Technical Resource Pool:
(a)	In case there is specific skill requirement and schedule information provided from Buyer to Supplier, Supplier need to prepare accordingly based on those information before a formal resource request is sent;

(b)	Supplier should ensure its personnel get necessary foreign language training including but not limited to languages such as, English and Japanese.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
(c)	Supplier shall provide an average 3 to 5 training days/per year training per person to continuously improve and refresh their skills
     4.5.1.3 Change Control:
As appropriate, the responsibility for establishing the IT architecture, standards, methodologies products and strategic direction of Buyer’s Customers shall at all time remain with Buyer. Supplier, in performing the Services, shall conform to and shall support such architecture, standards, products and strategic direction and will use Buyer Change management tools and procedures as directed by Buyer.
     4.5.1.2 Loan of Buyer Assets:
In the event that assets are loaned to Supplier or Supplier Personnel, Supplier shall sign Equipment & Program Loan Agreement with Buyer and will be responsible for risk of loss and for the return of those assets to Buyer.
     4.5.1.3 US Export Regulation Procedures:
The Supplier and its personnel will ensure compliance with the US Export Regulation and Procedure while handling any information, process, product or service under this agreement.
     4.5.1.4 Business Travel:
(a)	Supplier shall provide necessary support to ensure its personnel get appropriate visa if there is overseas travel required by Buyer (visa application fee can be reimbursed with valid invoice);

(b)	Supplier shall provide its personnel sufficient cash in advance or appropriate credit card before business travel happens;

(c)	Supplier shall ensure their personnel follow the travel policy agreed by IBM or IBM affiliated company.

(d)	Supplier shall ensure their personnel follow overseas countries’ holiday arrangement during the overseas business trip;

(e)	Supplier shall ensure their personnel follow landed countries laws and regulations as pertains to their applicable VISA status in landed country. In addition, personnel have appropriate assimilation training and local wellbeing support in landed country.
4.6 Buyer Responsibilities
4.6.1 General Responsibilities
Ensure that the following responsibilities of Stakeholder are discharged properly (as applicable):
•	Ensure availability of Customer persons required for discussions, demos, reviews and approvals

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
•	Ensure that Customer provides access to suitable office space, office supplies, furniture, telephone, workstations, access badges, mail-IDs, parking, employee cafeteria, and other facilities for Supplier onsite project team member’s equivalent to that available to Buyer staff while working on Customer’s premises, all in accordance with a PSOW.

•	Customer will perform the User Acceptance Testing. Supplier will support these testings by completing defect fixes pertaining to Supplier developed code.

•	All Releases to Production will be carried out by Customer, but will be supported by Supplier.

•	Customer’s Buyer will provide all existing documentation, which includes the existing test cases, scripts etc. with appropriate detail.

•	Buyer will provide, in the case needed and requested by projects/case, Identified Supplier employees Buyer IDs in Lotus Notes to enable access to areas like SameTime, Team Rooms, etc., based on the specific Project and network access needs.
4.6.2. Demand Statement:
Buyer will provide Supplier with a Demand Statement, outlining estimated monthly resource requirements for a period of 1 year, commencing on April 01, 2008. The Demand Statement is not a minimum resource or utilization commitment by Buyer.
At the start of each month, Buyer will provide Supplier with a predicted demand by week, in terms of numbers of resources and skills required for the next 2 months. Supplier is liable to fill demand within the limits set out in the ramp up section and the skills supported by Supplier under this MSOW.
Demand is stated in terms of skill requirements and is comprised of the ramp up staffing plans in one or more PSOWs. The Demand Statement is fulfilled when Supplier resources are in the Delivery Center pool and are billable to Buyer in the time agreed by the parties.
The actual number of resources supplied to Buyer each month for each PSOW will be consolidated to determine the actual fulfillment of the Demand Statement. Once added to the Delivery Center pool it is understood that resources will remain within the Delivery Center, and maintained by Supplier Removal of the resources from the Delivery Center pool must be authorized by the Buyer. It is expected that the Supplier maintains the quality of the resource pool in the Delivery Center as per the business guidelines of Supplier.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
4.7 Measurement of Relationship
4.7.1 General
Buyer will use a quarterly average of the monthly scores to assign points. Buyer will measure Supplier’s performance, on a semi-annual basis, using the Supplier Performance Report (SPR), including an annual Client Satisfaction Survey (based upon a sampling of requesters’ feedback) to calculate an average score.
In the event Supplier’s total is in the top 75% of the total points, Supplier will be considered for contact extension or renewal. Upon notification of a total score below 75% of the total points, Supplier will provide an action plan for improving performance at a national level. Such action plan will include a time frame for the successful execution of the plan. This action plan will be reviewed and approved by Buyer. Supplier’s failure to successfully execute the action plan within the agreed upon time frame may result in the substantial or complete reduction of new business awards by Buyer.
Notwithstanding the measurements and subsequent assessments as described in these sections, buyer retains the right to, from time to time, conduct assessments of the supplier’s relative performance compared with other suppliers and implement changes to the supplier’s status as a core or regional/niche supplier (including volume of business), based on such assessments or supplier’s breach of any term of this agreement.
In addition to these measurements of quality and performance against commitments in the following sections, Supplier will attain the objectives detailed in the Technology, Terms and Conditions, and Communications sections of the SPR. The SPR would also be assessing the Suppliers’ conformance to the Buyers’ processes.
Supplier will report to Buyer by the 5th day of the month following the close of each month, its performance against monthly and year-to-date performance measurements for the preceding quarter. The report will be provided in a Microsoft Excel format, a soft copy of which will be provided to Supplier.
This Section of the Agreement may be amended by Buyer from time to time to reflect changes in Buyer’s business goals and objectives.
4.7.2 Quality Measurements:
The following measurements will be used to capture the quality of the transactions conducted under this Agreement.
(a)	Turnover: Turnover, due to Supplier’s Personnel whose performance under this Agreement is interrupted as a result of resignation, dismissal or termination for cause, is to be calculated and provided in the Monthly Performance Measurements Report. Monthly Turnover Rate is to be calculated by dividing the total number of Turnover headcount in a given month by the same month’s total headhunt of Supplier’s Personnel including sub tiers. The cumulative Turnover Rate is to be calculated by dividing total year-to-date Turnover headhunt by the total headcount of Supplier’s Personnel, including sub-tiers. Suppliers should maintain a Turnover equal to or less than 7.0% cumulative and equal to or less than 1% every month. The turnover is calculated after the warranty period.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
(b)	Bypasses: Supplier will make all reasonable efforts to ensure that there are no Bypasses. Bypasses will be measured monthly

(c)	Process improvements: Process improvements implemented, supported or suggested by Supplier are a performance measurement criterion, and will be reflected in the SPR by measuring Buyer’s perception of the Supplier’s willingness to implement, participate in, or initiate process improvements.
4.7.3 Performance Against Commitments:
The following measurements will be used to determine the degree to which Supplier consistently meets its commitments to: supply high quality skills; provide timely and accurate delivery (to include meeting the Reports requirements of this Agreement); and maintain Client satisfaction of at least 80%.
(a)	Resume Response: The supplier is expected to maintain a 100% quality standard for this category. A response is a minimum of 1 and a maximum of 3 resumes per opening received by the due date specified on the Resource Request Form by the requester.

(b)	Resumes Submission Quality: The minimum quality standard for this criterion is 75%. This is measured by dividing the number resumes that match the requirements detailed in the RRF by the total number of resumes submitted in response to Buyer’s Resource Request Forms (RRF).

(c)	Resumes Withdrawn: No resumes which are submitted in response to Buyer’s Resource Request Forms (RRF) are to be withdrawn during the first 14 days. Supplier is required to give advance notice to the buyer if a resume submitted is being withdrawn after 14 days.

(d)	Strike Rate: The supplier is expected to maintain a 50% strike rate. Strike rate is calculated by dividing the number of resumes selected by the buyer by the total number of resumes submitted for interview.

(e)	No Shows: A No Show is a resource who failed to join after being selected. There should be no No Shows.

(f)	Rate Compliance: Suppliers are expected to maintain 100% rate compliance. Rate compliance is measured by the total number of instances where the suppliers response is not in accordance with the rate classification as detailed in the Buyer’s Resource Request Form

(g)	Blocked Invoices: Supplier will ensure a minimum quality standard of no more than 2% of total invoices submitted each month that are unable to be paid by Buyer due to price discrepancies.

(h)	Reports: As of the Effective Date, Buyer has determined a set of periodic measurements and reports to be issued by Supplier to Buyer, which shall include the reports set forth through this Section #4.0. Supplier shall participate and provide complete and accurate input on a timely basis as requested by Buyer. Failure to provide complete, accurate, and timely input will adversely affect Supplier’s SPE rating.
4.7.4 Benchmarking Report:
Supplier will demonstrate its adherence to the Section in the Agreement entitled Pricing by providing a benchmarking report, semi-annually (as part of the second and fourth quarter Performance Reports). The Benchmarking Report will compare Supplier’s direct costs (wages and employee benefits) and operating costs (management expense, selling expense, recruiting expense, G&A, etc.), measured as a percent of revenue, with

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
the direct costs and operating costs of others in the industry, or other criteria as may be mutually agreed upon by the parties.
5.0 Scope of Work
This section describes the scope of services to be performed by Supplier under this MSOW.
5.1 Project Statement of Work
For each service agreement, Supplier and Buyer will agree to a PSOW. Supplier and Buyer will perform all their respective obligations in the areas specified in this MSOW. The PSOW will set out relevant details for the services, as applicable.
5.2	Services
5.2.1 Provision of Services
(a)	Commencing on the Effective Date, Supplier shall provide the following Services and perform the following functions and responsibilities, each as they may evolve during the Term and as they may be supplemented, modified enhanced or replaced from time to time:
(i)	The services, functions and responsibilities described in this MSOW;

(ii)	The services, functions and responsibilities that are of a nature and type that would ordinarily be performed by the Supplier, even if such services, functions and responsibilities are not specifically described in this MSOW;

The comprehensive technical services that may be required to be provided under this SOW, either on Supplier’s, Buyer’s or Buyer’s Customer’s premises as specified in a PSOW. Accordingly, Supplier will provide a full range of technical personnel, in accordance with the Skill Classifications detailed in Annexure C.

(iii)	Any services, functions, or responsibilities not specifically described in this MSOW that are required for the proper performance and provision of the Services (Such services, functions and responsibilities described in this Section 5.4.1 (a), collectively the “Services”).
(b)	The Services will be performed by Supplier as necessary to meet Buyer’s business needs using generally acknowledged technological advancements and improvements in the methods of delivering the Services.

(c)	Supplier and Supplier’s subcontractors shall be obligated to abide by, and comply with Buyer’s then-current standards, policies and procedures. Such obligations currently include the obligation to refrain from engaging in any concurrent employment that creates a conflict of interest or interferes with the provision of Services to Buyer. Supplier agrees to advise its employees and subcontractors performing Supplier obligations hereunder, of their responsibilities under this SOW.
5.2.2. Recipients of the Services
Supplier shall provide the Services to Buyer and its Affiliates to the extent necessary, and upon request by Buyer a “Recipient”). Buyer shall be responsible for paying the charges for Services provided to Recipients to the same extent as if the Services were provided only to Buyer. To the extent Services are characterized in this SOW as to be provided to Buyer, those references will be deemed to include the provision of such Services to other Recipients as requested by Buyer.
5.3 Type of Services
Unless otherwise provided expressly in the MSOW or in the PSOW, the parties hereby agree that the Deliverables or Services to be provided by Supplier shall be considered as fixed price Service, and Supplier shall commit itself to complete the Deliverables or Services in accordance with the completion criteria specified in the

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
MSOW and/or the relevant PSOW. When Buyer specifically requests Supplier to provide the fixed price Services which Supplier shall provide at its best efforts basis or Time and Material Services which Supplier shall provide at its best efforts basis, Buyer will indicate such request with other necessary provisions expressly in the applicable PSOW.
5.3.1 Services
5.3.1.1 Scope of Work
     Detailed in individual PSOWs
5.3.1.2 Roles and Responsibilities
     Detailed in individual PSOWs
5.3.1.3 Acceptance Criteria
     Detailed in individual PSOWs
6.0 Facilities
This section describes the requirements and responsibilities of Supplier related to the DC site, as appropriate , Buyer’s site, and Buyer’s Customer site. This section also covers Buyer’s responsibilities related to Buyer site. In case Supplier will utilize space at the DC site for a project with another entity, Supplier will provide Buyer with 30 days written notice, which notice includes the name of the entity and a non-confidential description of the services.
Buyer and Supplier will work together to secure Delivery Center site facilities that align to Buyer’s growth plans and negotiate lease terms and conditions that will provide operational flexibility for the Delivery Center and Buyer. Supplier will seek to assign Delivery Center site lease to wholly-owned subsidiary Delivery Company once the Delivery Company is established
6.1 DC Site
This section identifies the requirements that Supplier must meet to obtain Buyer approval to perform work at the DC.
Supplier will provide the use of the space in Supplier’s premises that is utilized by Buyer Project Staff together with office furnishings, telephone equipment and services, janitorial services, utilities and office-related equipment and duplicating services reasonably required in connection, as needed per PSOW. Any shared services like bus conveyance to DC location, provided to Supplier’s will also be made available to Buyer project staff working at DC at the same terms and conditions that will be applicable to supplier’s employees

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
Where Supplier co-locates Buyer and non-Buyer projects in the same facility Supplier will ensure, and Buyer may verify, that Supplier adheres to all requirements of this MSOW and the relevant PSOW, including security and confidentiality requirements.
6.1.1 General Requirements
Where Supplier co-locates Buyer and non-Buyer projects in the same facility, Supplier will ensure, and Buyer may verify, that Supplier adheres to all requirements of this MSOW and the relevant PSOW, including security and confidentiality requirements.
Building security and workstation security
Safety and electrical requirements
Workstation and space
Buyer will conduct a site visit to determine the readiness of the facility selected by the Supplier. Buyer will produce a report stating the results of their finding and will provide these results to the Supplier. The evaluation will utilize the following checklist:
Site readiness
Workplace requirements
Buyer Well-being requirements
Security
6.1.2. Training
Buyer may from time to time request training services from Supplier for Buyer and / or Customer staff. These services will be requested in a separate PSOW. Supplier will utilize its own training facilities located at its DC or other Supplier specified locations to deliver this training. This training will be charged on a per head basis for the quantity of training delivered under the defined PSOW
For the Suppliers Key personnel or project staff providing to Buyers in DC, basic training shall be completed before being accepted into DC.
The content of the basic training shall be defined and agreed by Supplier’s and Buyer’s Program Managers during transition period. Buyer will not pay for resource cost before they are officially accepted into the DC pool as formal resource.
6.1.3. Buyer Resources Provided to Supplier
Supplier and/or Buyer may decide that to deliver services as defined in a particular PSOW that Buyer resources need to be co-located with Supplier Resources in the DC site. These resources will be known as “Buyer Seconded Resources”.
In the event of such an agreement, Supplier will provide office space, technology infrastructure and facilities for the hotelling of these Buyer Seconded Resources at the DC. The exact nature and costs will be agreed in each PSOW.
The costs for providing these services for Buyer Seconded Resources will be billed on a monthly basis to Buyer.
6.1.5. Exceptions
Supplier will adhere to all requirements prior to beginning work under any PSOW. If any non-conformances exist, Supplier will rectify those areas identified during the audit by Buyer’s PM.
6.2 Buyer Site and Buyer’s Customer Site

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
In the event that work for a particular PSOW is to be performed from Buyer’s site, Buyer shall provide at Buyer’s expense, the use of the space in Buyer’s premises that is utilized by Supplier Project Staff together with office furnishings, telephone equipment and services, janitorial services, utilities and office-related equipment and duplicating services reasonably required in connection with the performance of the Managed Services as per Staff augmentation contract as needed per specific PSOW.
6.2.1 On Premises Guidelines
These Guidelines shall apply to work performed on either Buyer’s or Buyer’s Customer’s sites.
(a) Access to Premises: Supplier will ensure that when Supplier’s Personnel are assigned to work on Buyer’s or Buyer’s Customer’s premises, Supplier will: (i) maintain a current and complete list of the person’s names and ID numbers; (ii) obtain for each person a valid identification badge from Buyer and ensure that it is displayed to gain access to and while on those premises (it is Buyer’s policy to deactivate any such badge if not used for one month); (iii) Maintain signed acknowledgement, dated prior to the start of an engagement, that each person will comply with Buyer’s Safety & Security Guidelines including search guidelines; (iv) ensure that each person with regular access to Buyer’s premises registers their vehicles with Buyer and complies with all parking restrictions; (v) inform Buyer in advance if a former employee of Buyer will be assigned to work under this SOW, such assignment being subject to Buyer approval; (vi) at Buyer’s request, for any reason that is not unlawful, remove a person from those premises and not reassign such person to work on those premises (Buyer is not required to provide a reason for such request); and (vii) notify Buyer immediately upon completion or termination of any assignment and return Buyer’s identification badge.
(b) General Business Activity Restrictions: Supplier will ensure that Supplier’s Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises: (i) will not conduct any non-Buyer related business activities (such as interviews, hiring, dismissal, or personal and personnel solicitations) on those premises; (ii) will not conduct Supplier’s Personnel training on those premises, except for on-the-job training; (iii) will not attempt to participate in Buyer’s benefit plans or activities; (iv) will not send or receive non-Buyer related mail through Buyer’s mail systems; and (v) will not sell, advertise or market any products or distribute printed, written or graphic materials on Buyer’s premises without Buyer’s written permission.
(c) Safety and Security: Supplier will ensure that Supplier’s Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises: (i) do not bring weapons of any kind onto those premises; (ii) do not manufacture, sell, distribute, possess, use or be under the influence of controlled substances (for non-medical reasons) or alcoholic beverages while on those premises; (iii) do not have in their possession hazardous materials of any kind on those premises without Buyer’s authorization; (iv) acknowledge that all persons, property, and vehicles entering or leaving those premises are subject to search; and (v) remain in authorized areas only (limited to the work locations, cafeterias, rest rooms and, in the event of a medical emergency, Buyer’s medical facilities). Supplier will promptly notify Buyer of any accident or security incidents involving loss of or misuse or damage to Buyer’s intellectual or physical assets; physical altercations; assaults; or harassment and provide Buyer with a copy of any accident or incident report involving the above. Supplier must coordinate with Buyer access to Buyer’s premises during non-regular working hours.
(d) Asset Control: In the event Supplier’s Personnel have access to information, information assets, supplies or other property, including property owned by third parties but provided to Supplier’s Personnel by Buyer (“Buyer Assets”), Supplier’s Personnel: (i) will not remove Buyer or Buyer’s Customer’s Assets from Buyer’s or Buyer’s Customer’s premises without Buyer’s authorization; (ii) will use such Assets only for purposes of this SOW and reimburse Buyer for any unauthorized use; (iii) will only connect with, interact with or use programs, tools or routines that Buyer agrees are needed to provide Services; (iv) will not share or disclose user identifiers, passwords, cipher keys or computer dial port telephone numbers; and (v) in the event the Buyer Assets are

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confidential, will not copy, disclose or leave such assets unsecured or unattended. Buyer may periodically audit Supplier’s data residing on Buyer’s assets.
7.0 Hardware and Software
This section describes the requirements and responsibilities for both Buyer and Supplier related to hardware and software requirements at the DC. Buyer and Supplier will periodically review hardware and software provided under respective responsibilities on an annual basis as minimum. Such review will be conducted by reflecting upon then current business requirements of Buyer to keep such hardware and software versions updated to customary and prevailing minimum levels. In case additional software and/or hardware are required per Buyer customers’ requirements, such additional requirements and costs will be defined, negotiated, and determined in PSOWs.
7.1 Supplier Responsibilities
7.1.1. Hardware
Supplier will provide each employee with the following hardware configurations, unless otherwise stated in the applicable PSOW.
7.1.1.1 Supplier PC Desktop
Desktop
Supplier Desktop PC: Minimum 1.4 GHz speed. 40GB HDD, 1GB RAM, Mouse, Keyboard, 14"+ Monitor, Ethernet card and connectivity.
7.1.1.2 Supplier ThinkPads
•	Supplier laptop PC, in lieu of Desktops, on need basis subject to maximum of 25% of assigned DC resources, and shall be provided to the resources at China DC PM’s discretion. Configuration as stipulated by IBM Technology Deployment (TD)) with minimum 1 GHz speed, 40GB HDD and 1G RAM.
7.1.1.3 Software
Supplier will provide the following IBM software at Buyer’s expense and Non-IBM Software at Supplier’s expense on each desktop and ThinkPad laptop configuration:
IBM software:
Lotus Notes as needed base (refer to PSOW)
Rational Tool as needed base (refer to PSOW)
Non-IBM Software:
•	As specified in the the PSOW

(*)	Only Supplier’s project managers, project leads and project administrators need.
7.2	Buyer Responsibilities
7.2.1 Software
Buyer will provide Supplier with any project specific software products that are dictated by the adoption of processes as determined under Section 4.3. This is subject to individual tailoring as part of the PSOW.
The above information is for reference, these are subject to customization for individual projects, and details of the same will be document as part PSOW for every individual Project.

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Master Statement of Work
Base Agreement # 4908009099
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8.0 Staffing
8.1 Staff
Supplier shall appoint for the Delivery Center personnel with suitable training and skills to perform the Services (such personnel herein after called as “DC Staff’), as defined in PSOW. Supplier shall provide Buyer with a list of all additions or deletions to the DC Staff pool, as they occur, the status of the DC Staff is full-time and the total number of individuals comprising the DC Staff pool. Supplier shall notify Buyer as soon as possible after assigning, dismissing or reassigning any DC Staff whose normal work location is at DC or Buyer specified location
All the changes to the list of the supplier DC staff need to acquire Buyers’ Operation Manager’s agreement.
Supplier agrees to form and commit an initial core team of a minimum of 20 resources for the DC within 30 days of the effective date of the contract. Core team members will be jointly selected and approved by Supplier and Buyer.
8.1.1. Services Warranty Period
As specified per PSOW supplier will provide a 30-working day warranty on Services. In the event Supplier’s Personnel ceases performing under a PSOW within the first 30 working days for any reason other than Buyer’s termination without cause, Buyer will not be billed for Services performed within such 30 working day period. In addition, replacement Supplier’s Personnel (following a Supplier’s Personnel who left during the first 30 working days) will be non-billable during the period for which it takes them to become proficient as a replacement, up to 30 additional working days.
8.1.2 Key Personnel
The Parties agree Buyer will select and designate Key Personnel in the Delivery Center and Supplier is obligated to commit a minimum of 80% of Delivery Center Project Staff by Customer Account as Key Personnel. There will be minimum of at least 50% Key Personnel per PSOW. The Parties agree as follows:
1.	Supplier shall not: replace, reassign or otherwise remove any Key Personnel with respect to any employee or contractor designated as a Key Personnel unless (a) Buyer consents to such, replacement, reassignment or removal or (b) such Key Personnel (i) voluntarily resigns from Supplier or the applicable subcontractor, (ii) is dismissed by Supplier for Cause, (iii) fails to perform his or her duties and responsibilities pursuant to this Agreement or (iv) dies or is unable to work due to his or her disability. Such consent by Buyer shall not be unreasonable withheld.

2.	In the event a Key Personnel is terminated, replaced, reassigned or otherwise removed for any reason. Supplier shall, subject to paragraph (4) of this subsection promptly designate an individual as a replacement for such Key Personnel (each replacement individual, also a Key Personnel).

3.	Before designating an individual as a Key Personnel, whether as an initial designation or as a replacement. Supplier shall (a) recommend to Buyer the proposed designation, (b) introduce the individual to appropriate representatives of Buyer and Customer, and (c) provide Buyer with the name of the position or title and a description of the job responsibility of such individual, in accordance with Supplier’s standard employment policies.

4.	In the event of a need for rotation or replacement of Key Personnel, Supplier shall ensure that a procedure is in place for identifying backup and replacement Key Personnel. Supplier shall make such procedures available to Buyer on request.

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5.	In the event that the Project Staff is reduced such that the Key Personnel exceed 90 percent of the then-current Project Staff, upon Supplier’s request, Supplier may reduce the number of Key Personnel to no less than [80] percent of the then-current Project Staff, provided, that prior to any individuals no longer being designated as Key Personnel, Supplier shall (a) notify Buyer of the individuals proposed to be no longer so designated, (b) provide Buyer with the names of the positions or titles and descriptions of the job responsibilities of such individuals, in accordance with Supplier’s standard employment policies and (c) obtain Buyer’s approval, provided that Buyer will cooperate with Supplier to reduce the number of Key Personnel to 80 percent of the Project Staff.

6.	In the event that the Project Staff increases such that the Key Personnel are less than 80 percent of the then-current Project Staff, Supplier and Buyer shall designate additional members of the Project Staff as “key” in accordance with paragraph (4) of this subsection, such that the Key Personnel comprise at least 80 percent of the then-current Project Staff.
8.2 Staffing Baseline
When Supplier responds to a demand Statement and Buyer and Supplier agree to proceed with the issuance of a PSOW, a monthly staffing baseline will be set for the duration of the PSOW. The Staffing Baseline will include:
•	The expected number of resources including Key resources Supplier is expected to have on the project

•	The Scope of Work expected to be performed, e.g., maintenance, production support, enhancements. The mechanism for additions and reductions of the monthly baseline will be defined within each PSOW.
The staffing requirements and levels will be reviewed monthly for the succeeding month, and on a quarterly basis, the yearly baseline will be generated.
8.3 Termination of a PSOW and/or a Purchase Order
Buyer may, upon written notice to Supplier, terminate a PSOW and/or a Purchase Order:
1.	with Cause effective immediately; or

2.	without Cause effective immediately or as otherwise specified in such notice.
8.3.1 Without Cause
Upon termination without Cause, in accordance with the direction by Buyer’s 30-day advance notice in writing, As appropriate, supplier will immediately:
1. start transition of work to Buyer;
2. prepare and submit to Buyer an itemization of all completed and partially completed Deliverables and Services;
3. deliver upon request any work in process. Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination, provided such expenses do not exceed the Prices.
4. deliver to Buyer Deliverables satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant PSOW and the relevant Purchase Order.
Buyer may terminate a PSOW and/or a Purchase Order without any penalty or other liability to Supplier upon written notice to Supplier if the applicable Buyer’s Customer terminates the Customer Contract with IBM. Where Buyer terminates a PSOW and/or a Purchase Order without Cause, Supplier Personnel headcount ramp down will take place at a rate of 25% of the then current project staff starting from the notice date so as to complete the ramp down within 4 months as guideline. Each month Buyer shall pay to Supplier the services charges for Supplier resources who remain. Should the termination require immediate cessation of all services, subject to the notice period above. Buyer shall pay to Supplier the aggregate of the labor costs according to the ramp down plan described above. However, the actual execution of ramp down % and duration in each project will be subject to Buyers’ plan

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Buyer may offer to hire Supplier Personnel without any additional charges to Buyer, piror to Buyer approaching Supplier’s personnel, with the consent in writing from Supplier not to be unreasonably withheld.
8.3.2 With Cause
Upon termination with Cause, in accordance with Buyer’s written direction, Supplier will immediately:
1. start transition of work to Buyer;
2. prepare and submit to Buyer an itemization of all completed and partially completed Deliverables and Services;
3. deliver upon request any work in process.
4. deliver to Buyer Deliverables satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant PSOW and the relevant Purchase Order.
Where Buyer terminates a PSOW and/or a Purchase Order with Cause as provided in Section 15.2 of Base Agreement, then Buyer will not be liable for any termination charges, costs or penalties. In order to facilitate the transition of the projects from Supplier to Buyer, without any additional cost to Buyer, Supplier will maintain the Delivery Company ties for a four month period. During this period, Supplier will not be allowed to ramp down their personnel at a rate more than 25% (per month) of the project staff at the time of notice. Supplier will not be liable for any costs for such transition.
Conditions for non-solicitation of employees between Supplier and Buyer are defined in BA and in Section 11.5 of MSOW. Supplier will give Buyer reasonable access to Supplier Personnel to facilitate Buyer making offers.
8.4 Subcontractors
Supplier will not subcontract any of its work under this Agreement to any third party or Affiliate without Buyer’s written consent. For any subcontractor Supplier proposes, Supplier will conduct all reviews and complete and submit any documentation as requested by Buyer to evaluate the subcontractor. For any subcontractor approved by Buyer, Supplier will also conduct reviews and complete and submit documentation as requested by Buyer on an annual basis to reevaluate the subcontractor. Buyer has no obligation to approve any subcontractor. Under no circumstances will Supplier permit any subcontractor that has been approved by Buyer to subcontract further. Upon Buyer’s request, Supplier will immediately stop using a subcontractor that Buyer has previously approved.
In no event does this clause relieve Supplier of meeting its obligations under the MSOW or relevant PSOW(s).
8.5 Staff Rotation
If per PSOW Supplier is responsible to deliver a project. Supplier can have a policy of rotating resources including Key Personnel out of the DC on completion of 18-month on a project. A rotation plan will be drawn up by Supplier every 3 months and consent of Buyer obtained. The roll-off of resources from a project will be planned and tracked.
If Supplier wishes to re-assign a member of the Project, before 18 months on a project, prior written consent of Buyer would be obtained and Buyer would respond to such request within 10 business days. All rotation costs and transition of Supplier resources are to be borne by Supplier. However, Buyer has right to request for staff rotation at any point of time during the project duration upon mutual agreement.
In the event of an End customer contract requiring retention of resources for a longer period of time, Buyer has the right to deny approval for rotation on completion of 18 months on a project.
8.6 Work Hours
Specific Customer requirements will be defined within the PSOW.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
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8.7 Workforce Management
The following table explains the standards for evaluation of resources working within DC. Specific Customer requirements will be defined within the PSOW.

1	Low Performance	Buyer can request replacement of a low performing resource.

The cost of replacement is borne by Supplier.

The Cost of Replacement includes but not limited to

• Travel cost

• Lease Breakage for onsite resources

Shadowing / Project transition Period to be mutually agreed based on the Role/Responsibility not exceeding 4 weeks

2	Turnover Backfills	Cost of turnover back-fill at DC locations or onsite will be borne by Supplier Replacement must be done with in 5 work days at their Place/location of work as per PSOW.

3	People Management Efforts	Supplier should assign people managers to take care of their personel in a ratio of no less than 1 Mangers to 10 Consultants] that has been agreed to between Buyer and Supplier. The Supplier standard policies will be used and Buyer will not be unreasonably withheld.

This applies to Supplier Regular resources only (both at onsite and DC locations)

4	Resource Confirmation	All Resources will be reveiwed and confirmed/approved by Buyer. Billing will be done only with a valid PSOW or PO

Billing Start Date.

The Buyer will be billed for the resource on the position from the start date that was recorded in PSOW/Staffing plan at the time of the resource confirmation. However Supplier will bill the resource only on completion of knowledge transfer wherever applicable, based on confirmation from Buyer PM, with confirmed billing date.

Re-scheduling Start Date

If the start date is re-scheduled after resource confirmation, Buyer will inform the revised start date to the Supplier. Supplier will only bill at the end of transition date.

Buyer and Supplier will mutually agree whether a confirmed resource should be released and therefore unconfirmed, if the reschedule start date is more than 4 weeks from original date.

Cancelling Confirmed Request

In the event the resource request is cancelled after confirmation, Supplier will bill Buyer for a maximum of 10 business days or until the resource is redeployed whichever is earlier.

In the event the confirmed resource has incurred any specific cost

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(travel, training etc) as per the PSOW the costs will be billed to Buyer.

5	Reserved Resources	Supplier is expected to keep a reserved pool of resources to make sure that there is no disruption to the DC resource pool or Project due to turnover/absence/unexpected events where a performing employee abstains from work.

6	Customer Holidays	Buyer is obligated to inform Supplier of Customer holidays that effect both onsite and DC work schedules in advance of the contract signing or as soon as these are known to Buyer.

Buyer and Supplier will work together to accommodate these Customer holidays into the work schedule by mutual agreement.
9.0 Charges
The PSOW will set out the basis of the charges. The parties may agree to change the cost basis as a Project progresses. The cost does not include any special infrastructure (dedicated link, dedicated LAN, Cell Phones, VPN connectivity & usage charges provided onsite) or tools. Charges for the services to be performed are estimated in RMB, and paid in RMB.
Depending on Supplier’s ability to meet its obligations and the business need, Supplier and Buyer intend to work on various Projects during the term of this MSOW. Supplier’s prices will reflect its ability to recover costs over a longer-term relationship and the need to be competitive. Supplier’s prices will be no higher than the prices in the Section 17.0 of Base Agreement #4908009099 unless the requirements of the Project lead Supplier to incur more cost than anticipated in the Base Agreement. Supplier’s price shall have factored in the following cost breakdown items:

No	Cost Item
1.	Average Salary
2.	Average Bonus
3.	Hiring
4.	Training
5.	IT services
6.	Workplace Cost
7.	Occupancy and General services
8.	Back-office
9.	Minus Marketing/sales Expense
10.	Taxes
11.	Others
•	Office cost includes transportation cost, T&L, office consumable material, and communication cost.

•	Occupancy and Gen Services include renting, building administration, furniture depreciation, and air condition cost.
10.0 Billing and Payments
10.1 Payments
All billing inputs will be based on monthly billing sheets that Supplier Operations Manager will provide to Buyer Operations Manager. It will be the responsibility of Supplier to ensure that labor hours are accurate and correct.
Supplier Operations Manager will submit the invoice at the end of the Claim month for actual services performed, after the timesheets have been approved by Buyer. Claim month commences from the Monday before the last

Technical Services Agreement
Master Statement of Work
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Wednesday of the previous month, or later if the project started at a later date till the Friday immediately preceding the last Wednesday of the current month.
All invoices should be submitted along with the necessary supporting information to Buyer’s Accounts Payables Department. More details on the invoicing instructions are attached as Annexure B to this MSOW. The payment shall be made with Payment Term of 60 days from the date of receipt of a valid invoice from the Supplier.
Supplier shall provide a copy of the invoice with all supporting documents to Buyer Operations Manager
Invoices for the services rendered should be raised in the same currency as per the Purchase Order released from time to time. Invoices raised in a currency, which is different to the currency mentioned in the Purchase Order, will not be processed for payments.
10.2 Invoicing
(a)	Supplier shall invoice Buyer once per month per PO, by means of an electronic file, for all amounts due under this MSOW no later than the 10th workday of each month.

(b)	Invoices to Buyer must include the following:
PO Number

Applicable PO line Item Numbers

Terms of Payment as stated below

Exact Billing Period Dates

Name & Skill Classification of Supplier’s Personnel performing invoiced Services

Number of Months Supplier’s Personnel performing invoiced services

Applicable Bill Rates

Other Authorized Costs (e.g., business travel)

Total Amount Invoiced

Other Required Data, if any.
(c)	To the extent a refund, credit or other rebate may be due Buyer (either for goods or services paid for by Buyer or otherwise pursuant to this MSOW), Supplier shall provide Buyer with an appropriate credit against amounts then due and owing on the invoice following the month in which the credit is determined to be owed; if no further payments are due to Supplier, Supplier shall pay such amounts to Buyer within sixty (60) calendar days.

(d)	Supplier will not get paid for resources starting to work without PO issued by Buyer.
10.3 Visa Expense Reimbursements
Buyer would reimburse the visa fees associated with obtaining business visa (for short term travel), Supplier should provide the copy of valid invoice to Buyer for process.
10.4 Expense Reimbursements
Expense reimbursements in addition to those mentioned in this section and will be reimbursed as per standard Buyer or Buyer Affiliated Company’s travel policies, Supplier shall provide copy of valid invoice to Buyer for process. All such travel shall be with prior approval of concerned Project Manager and in line with the Purchase Order issued for the same. The reimbursement shall be against production of invoice accompanied by all supporting documents such as original Bills / ticket jackets. No other charges / fees will be paid apart from the ones mentioned in the Purchase Order.
10.5 Payment Term
Invoices are due and payable net 60 days from receipt of an acceptable invoice provided
10.6 Accountability

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(a)	Supplier shall maintain complete and accurate records of, and supporting documentation for, all amounts chargeable to, and payments made by, Buyer under this MSOW, in accordance with generally accepted accounting principles applied on a consistent basis, and shall retain such records in accordance with Buyer’s records retention policy as this policy may be adjusted from time to time.

(b)	Supplier agrees to provide Buyer with documentation and other information with respect to each invoice as may be reasonably requested by Buyer to verify that Supplier’s charges are accurate, correct, and valid in accordance with the provisions of this MSOW. To the extent that Supplier fails to provide such documentation or other information requested by Buyer and Buyer so notifies Supplier of such failure, the due date for payment of the related charge shall be tolled until Supplier provides such documentation or other information.
10.7 Taxes and Duties
The rates are inclusive of all taxes including business tax. All taxes, duties or fees of any nature whatsoever levied by any Government or local authority in China on or pertaining to the work to be performed or materials supplied under this Agreement are to be borne and paid by Supplier unless agreed otherwise in the PO. Provided however that Buyer shall withhold any taxes leviable on the payments to be received by Supplier from Buyer for the work performed by Supplier hereunder according to the applicable tax laws and regulations.
11.0 Other Terms & Conditions
11.1 List of Deliverables

DC Master Transition Plan	One Soft copy by E-mail	Buyer Program Manager
High Level Risk Management Plan	One Soft copy by E-mail	Buyer Program Manager
Staffing Ramp up Plan	One Soft copy by E-mail	Buyer Program Manager
H/W, S/W requirement	One Soft copy by E-mail	Supplier Program Manager
Updated Staffing Plan	One Soft copy by E-mail	Buyer Operations Manager
Weekly Status Report	One Soft copy by E-mail	Buyer Operations Manager
Monthly Status Report	Monthly basis by E-mail	Buyer Operations Manager
Change Request (if any)	One soft copy by E-mail	Buyer Operations Manager
All the follow on management and tracking reports will be defined between Buyer’s and Supplier’s Program managers as see required
11.2 Completion Criteria
Supplier shall have fulfilled its obligation under this MSOW when any one of the following first occurs:
Supplier accomplishes all the tasks as described under “Supplier Responsibilities” in accordance with their completion criteria. The term of the MSOW has been reached. Supplier provides the number of hours or dollars of services to Buyer as specified in the agreed cost baseline for the Program. Buyer and Supplier mutually terminate the MSOW in accordance with the termination provisions of this MSOW.
11.3 Acceptance Criteria
With the exception of Status Reports (both weekly and monthly, as described in PSOW), each deliverable document item, as defined in Section 11.1, will be approved in accordance with the following procedure:
•	One (1) draft of the deliverable material will be submitted to Buyer Project Manager. It is Buyer Project Manager’s responsibility to make and distribute additional copies to any other reviewers. .

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Master Statement of Work
Base Agreement # 4908009099
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•	Within five (5) business days Buyer Project Manager will either approve the deliverable Material or provide Supplier Project Manager a written list of requested changes, defects or non-complete work. If no response from Buyer Project Manager is received within five (5) business days then the deliverable material shall be deemed approved and Supplier will send the one (1) copy of the final version of the document.

•	If a written list of requested changes, defects or non-complete work is received within five (5) business days, Supplier Project Manager will make the agreed upon revisions and will, within five (5) business days, resubmit the updated final version to the Buyer Project Manager. When Supplier has completed the agreed upon changes, then document will be deemed accepted.
11.4 SLAs on Deliverables:

SI. No.	Criteria	Planned Estimate / Comment
1	Turnover & No-shows	Should be less than Buyer standard or an industry average published by HR, whichever is lesser and will be revalidated every 6 months.

2	Key resource retention	Equal to or better than Supplier’s target for key resource retention across the company and to be validated every 6 months

3	Fulfillment	As per the monthly actual demand plan

4	Deliverables (as appropriate per PSOW)	Critical deliverables and work products for each project will be identified during the transition phase by Buyer PM and project SLAs wilt be evolved against which Supplier will have to comply.
All computation of the penalties, except that associated with the key resource retention would be on a quarterly basis. Exceptions include any delay or failure to comply with these criteria due to any act beyond the control of Supplier, excluding labor disputes, provided Supplier notifies Buyer of actual occurrence of such exceptions immediately.
11.5 Solicitation of Employees
Both Buyer and Supplier agree that neither party shall offer employment, for a period of one (01) year from the date of completion of assignment or end of this agreement, which ever is earlier, to the personnel of the other party working on assignnment of Buyer. However Buyer may, with’s Supplier’s consent, make an offer of employment to Supplier’s employees in the event Supplier is unable to retain such employees on their rolls. Supplier shall not unreasonably withold such consent.
Buyer or any Buyer affiliate shall not be precluded from hiring any employee of Supplier who
(i)	initiates discussions regarding such employment without any direct or indirect solicitation by Buyer or any Buyer affiliate,
(ii)	responds to any public advertisement placed by the Buyer or any Buyer affiliate in a publication of general circulation, or
(iii)	has been terminated by Supplier prior to the commencement of employment discussion between the Buyer or any Buyer affiliate and such personnel.
11.6 Contract Changes
11.6.1. Cancellation Options

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Withdrawal by any party to this document for any reason requires mutual agreement including addressing all financial considerations
11.6.2. Contract Changes
Both parties agree that changes to this document and any PSOWs issued under this document, pursuant to any changes to the contract between Buyer and End customer, will be made in accordance with the Change Control Procedure; and all commitment to the End customer that in any way affect the performance under the contract will be the responsibility of Buyer.
11.6.3 Amendments
Project execution amendments to the document may be required. It will be the responsibility of the initiator of the amendment to obtain concurrence and agreement of the other organization affected prior to such amendment being written into the document.
12.0 Change Control Procedure
During the course of this MSOW, either party may request a change to this MSOW. A Project Change Request (PCR) will be the vehicle for communicating change. The PCR must describe the change; the rationale for the change and the effect the change will have on the Project. All such requests will be submitted in writing. Any change to a MSOW may result in a change in the Deliverable Items or Charges.
Depending on the extent and complexity of the requested change Supplier may charge for the effort required to analyze a requested change. In such instances, Supplier will notify Buyer in writing of the estimated cost of such analysis.
The changes will be in effect when both parties sign a written Change Authorization. The Change Authorization will modify and take precedence over any inconsistent terms of the applicable MSOW or any previous Change Authorization and will reflect as an amendment to this MSOW. The following provides a detailed process to follow if a change to this MSOW is required.
12.1 Investigation of Change Request
12.1.1. Part I Investigation of Change Request
a.	The designated Manager of the requesting party will review the proposed change and determine whether to submit the request to the other party.
b.	Both the Managers reviews the PCR and either reject it or authorize further investigation to estimate and price the effort. Such rejection or authorization will be documented on the PCR and signed by both parties.
c.	If authorization for further investigation is granted, it will be assigned to the appropriate individual for estimation. Upon completion of this effort, the PCR will then be returned to the Managers for their review. If the investigation is authorized then both the Managers will sign the PCR, which will constitute approval for the investigation charges. The investigation will determine the effect that the implementation of the PCR will have on Scope, Schedule, and Resource requirements
d.	The results of the investigation will be documented, and the PCR will be provided to the Buyer Operations Manager for review and authorization for implementation.
12.1.2. Part II Change Implémentation
a.	Once Buyer Operations manager approves the PCR, Buyer and Supplier Program Managers will review the PCR and either reject or approve it for implementation by having authorized representatives of both parties sign the PCR.
b.	Appropriate funding documentation must be issued prior to the implementation of any change.
c.	Both Supplier and Buyer Managers will review and provide implementation status and any related issues to the Delivery Manager(s) until the PCR is fully implemented and closed.

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Master Statement of Work
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13.0 Transition Assistance
At the termination of a Transaction Document and/or upon termination of this Agreement, Supplier shall reasonably cooperate with Buyer to orderly, timely and efficiently transfer the Services to Buyer, Buyer’s Customer or the Customer’s replacement service provider, as applicable. Buyer shall have the option to continue purchasing Services from Supplier, for up to 12 months following termination, on the then current pricing, terms and conditions of this Agreement, including applicable Service Levels. Notwithstanding the foregoing, if this Agreement is terminated by Supplier due to Buyer’s failure to timely pay fees for Services rendered, Buyer will first provide financial security and/or guarantees of performance that are reasonable and satisfactory to Supplier before Supplier continues to provide such Services.
14.0 Annual Renewal
1.	Upon the expiration of the initial 3 year services contract, Buyer would have right to automatically annually renew the contract under substantially the same terms and conditions including Option to Transfer provisions.
2.	Upon the expiration of the initial 3 year services contract, Buyer would have the right to transition Client work back to Buyer should the option to transfer be not exercised.
15.0 Agreement
Authorized Signatures/Approvers:
The parties acknowledge that they have read this MSOW, understand it and agree to be bound by its terms and conditions. Furthermore, the parties agree that the complete and exclusive statements of the agreement between the parties relating to the services described herein consist of (1) the Base Agreement, (2) this MSOW and (2) any applicable PSOWs and authorized PCRs signed by both parties.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
The respective responsibilities of each organizational representative are hereby acknowledged and accepted by:

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:
IBM Global Services (China) Co. Ltd.		Camelot Information Systems (China) Corp. Ltd

By:	/s/ Henry Wk Chow	By:	/s/ Simon Ma

	Buyer Signature Date		Supplier Signature Date

	(SEAL)		(SEAL)

	Printed Name		Printed Name
	Henry Wk Chow		Simon Ma
	Title & Organization		Title & Organization
	Chairman, IBM Global Services (China) Co. Ltd.		Chairman, Camelot Information Systems (China) Corp. Ltd.

	Buyer Address:		Supplier Address:
	25/F Pacific Century Plaza		11th Fl, Zheiiang Tower
	No. 2A, Gong Ti Bei Lu, Chaoyang District,		26 North Ring 3 Road,
	Beijing, Zip code 100027		Beijing, 100029
	P.R. China		P.R. China

ACCEPTED AND AGREED TO:

IBM Global Services (China) Co. Ltd.

By:	/s/ Anne Lee Chen

Buyer Signature Date

(SEAL)

Printed Name
Anne Lee Chen
Title & Organization
Director, Asia Pacific Sourcing, Global Procurement, IBM Integrated Supply Chain
Buyer Address:

13/F, JinMao Tower, No. 88 Century Blvd, PuDong District,
Shanghai PRC 200121

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
Annexure A: Holiday Schedule for 2008

Location	Date	Week	Type of Leave
PRC	January 1		New Year’s Day

PRC	February		Chinese New Year’s Day

PRC	April		Qing Ming Jie Day

PRC	May		Labor Day

PRC	September		Mid-Autumn Festival Day

PRC	October		National Day
The above information is for reference only. Specific holiday schedules to be defined and agreed per PSOW
Annexure B: Other Charges
B1.1 Travel Charges
All Travel costs and conditions will be as per the travel expense policy provided by Buyer.

Items	Description
Air Ticket	Economic Class by actual

Per Diem	RMB 100.0 per. day

Local Transportation (for Business Purpose)	Bus by actual Train by actual *
Flight by actual **
Max RMB 40.0 Taxi fee per day

Hotel Accommodation	RMB 200.0 per. day

1. All T&L claims must follow T&L Guidelines on above with approval from IBM Project Manager

2. Supplier shall pay the bill of T&L to agent and reimburse the actual expenses through IBM purchase order

Terms & Conditions	3. Supplier must list all travel expense and provide original receipts’ copy (in Supplier’s title) to IBM Project Manager for verification and approval for all expense claims

4. Expense claims will become invalid if the period of spending already exceed 90 days.

5. If Supplier fails to provide the supporting documents, the claim will be rejected.

6. Transportation from local IBM office and hotel is covered by Per diem, can not be claimed.

7. Travelers must use the economy class and the lowest airfare available for all overseas travels

Note: * Inland home visit by train is only allowable once per. week

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104

**	Inland home visit by flight is only allowable once per. month

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW #4908009104
Annexure C — Skills Definition
Job Code Reference

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
C.1 Implementation Skills Table :

Job code	ABAP-6	ABAP-7	6	7	8	9	10	11
Education	Bachelor or above	Bachelor or or above	Bachelor or above	Bachelor or above	Bachelor or above	Bachelor or above	Bachelor or above	Bachelor or above

Language Capability	Fluent in reading & writing Eng or Jap	Fluent in reading & writing Eng or Jap	Fluent in reading & writing Eng or Jap	Fluent in reading & writing Eng or Jap	Fluent in reading & writing Eng or Jap	Fluent in reading & writing Eng or Jap	Fluent in reading & writing Eng or Jap	Fluent in reading & writing Eng or Jap

Service years	1-4 years as APAPer	4-6 years as ABAPer	1-3 years as SAP Consultant	3-4 years as SAP Consultant	4-6 years as SAP Consultant	6-8 years as SAP Consultant	8-10 years as SAP experience	More than 10 years as SAP Consultant

Certification	Not Required	Not Required	Not Required	SAP Certificate preferred	SAP Certificate required	SAP Certificate required	SAP Certificate required	SAP Certificate required

Note * — One year experience in external consulting is to be taken as full service year. One year in internal consulting is to be taken half year in count. SAP end-user experience is not taken in count.

Area	Module
ABAP Development	ABAP
Advanced Planner and Optimiser	APO
Basis Components	BC
Business Warehouse	BW
Controlling	CO
Customer Relationship Management	CRM
Customer Service	CS
Enterprise Portal	EP
Financial including Asset Accounting	Fl
Human Resource	HR
Material Management	MM
Personnel Admin & Payroll	PA
Plant Maintenance	PM
Production Planning	PP
Project System	PS
Quality Management	QM
Sales & Distribution	SD
Strategic Enterprise Management	SEM
Supplier Relationship Management	SRM

Technical Services Agreement Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104

Area	Module
Treasury	TR
Warehouse Management Exchange Infrastructure	WM XI
Annexure D — Delivery Company Headcount Target
Buyer, Buyer Affiliates will pro actively work with Supplier to ensure the delivery center as a whole maintains an annual average resource utilization target rate of 90% on a base of 249 days. The parties agree to use all operational means practical to manage to the utilization target including, but not limited to, deploying unused resources in the delivery center to work on Customer projects managed and fulfilled directly by the Buyer, Buyer Affiliates and/or Customer work of the Supplier outside the delivery center. Supplier will produce weekly delivery center utilization reports. The operational committee will review headcount and delivery center utilization on a weekly basis and determine the optimal solution to ensure resources are productive and efficiently deployed based on the demand forecast. Should actual annual average utilization rate of the delivery center fall below the target. Buyer and Buyer Affiliates will compensate Supplier up to the target rate.

	2008	2009	2010	2011	2012
ABAP -6	8	24	56	56	56
Band 6	28	68	132	132	132
ABAP -7	10	30	70	70	70
Band 7	70	170	330	330	330
Band 8	44	108	212	212	212
Year End Total	160	400	800	800	800

Year /	Logistic Consultant	Finance Consultant	Technical Consultant
Category	(MM/PP/SD/PM/WM)	(FI/CO/TR)	(ABAP, Java)	Total
Target Band	B8 - 30%	B8 - 30%	B8 - 10%
Level Mix	B7 - 50%	B7 - 50%	B7 - 50%
Level Mix	B6 - 20%	B6 - 20%	B6 - 40%
Year 1 (2008)	80	60	20	160
Year 2 (2009)	200	140	60	400
Year 3 (2010)	400	260	140	800

Note * : The actual resources pool size will be at IBM discretion

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
Annexure E — Security Policy Guidelines for DC
Table of Contents

1. INTRODUCTION	31
2. INTENDED AUDIENCE	32
3. ENFORCEMENT	32
4. REVIEW OF POLICY	32
5. SCOPE	32
6. ORGANIZATIONAL SECURITY	32
6.1 Security Organization	32
6.1.1 Organization Structure	32
6.1.2 Roles and Responsibilities	33
6.2 IT Procurement	33
6.3 Audit	33
6.4 Third Party	33
7. ASSET CLASSIFICATION AND CONTROL	33
7.1.1 Asset Inventory	33
8. PHYSICAL SECURITY	34
8.1 Security Guards	34
8.2 Access Control	34
8.2.1 Clients Specific Areas	34
9. LOGICAL SECURITY	34
9.1 Protecting system and application integrity	35
9.1.1 User ID’s and Passwords	35
9.2 Operating System Resources	35
10. BUSINESS CONTINUITY MANAGEMENT	36
10.1 Harmful Code	36
10.2 Security Advisory Patch	36
11. HARDWARE SECURITY	37
12. CHANGE CONTROL MANAGEMENT	38
13. CLEAR DESK POLICY	38
14. E-MAIL POLICY	38
1.0 Introduction
The security policy should clearly define its purpose and management direction for the security of information.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
Through the policy the management should demonstrate their support for information security through the issue of a Company information security policy. The owner of the policy should be clearly defined.
2.0 Intended Audience
The policy should clearly mention the personnel to whom the policy applies.
3.0 Enforcement
The policy should define the process of its enforcement and the consequences of its breach if any.
4.0 Review Of Policy
The process for reviewing the policy document should be clearly defined. The process should define the minimum review period and the personnel responsible for conducting the review. The process to updating or modifying the document should be defined including the authorizing agency.
The review process should encompass the following.
•	Regular reviews of policy and standards

•	Regular review of security responsibilities

•	Monitoring significant changes in the exposure of information assets to major threats

•	Regular reviews and monitoring of security incidents

•	Regular reviews of exposure to threats

•	Approve initiatives for enhancing information security
5.0 Scope
The scope of the policy should clearly outline all aspects of Information security that will come under its preview. The scope of the policy should contain definitions of specific and general responsibilities for all aspects of information security Typically the scope should encompass but not limited to the following.
•	Organizational Security

•	Asset, classification and control

•	Personnel Security

•	Incident reporting

•	Physical Security

•	Logical Security

•	Business Continuity management.

•	Education & awareness

•	Compliance & audit
6.0 Organizational Security
     6.1 Security Organization
The security organization should support the management of Information Security within the enterprise.
     6.1.1 Organization Structure
A management framework (i.e. defined responsibilities and communication channels within the organization) should be established to initiate and control the implementation of Information Security within the organization.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
A senior Security Management Forum should be established to approve Information Security policy, assign security roles and responsibilities, and to co-ordinate the implementation of all aspects of security throughout the Company. It is expected that the DC should have an identified focal point (Manager) for information security this will however depend on the size of the DC.
     6.1.2 Roles and Responsibilities
Roles and responsibilities for the protection of individual assets and for carrying out specific security processes should be explicitly defined and allocated.
The owners of all information assets should be identified and their acceptance of the associated responsibilities should be recorded.
     6.2 IT Procurement
The security policy should ensure the process to ensure that all purchases and installation of IT equipment and services are properly authorized and approved to ensure that there is a clear business purpose for the equipment and also that its installation will not adversely affect existing security measures and that new equipment or services are provided with a sufficient level of security.
     6.3 Audit
All processes related to the security of the organizations should have measurable components and process compliance should be audited at regular frequencies. The audit reports should be documented in predefined templates and should be submitted to the Client.
     6.4 Third Party
Risks associated with third parties should be identified and assessed with respect to:
physical access
Logical Access
Non disclosure agreements with third parties should be signed
7.0 Asset Classification and Control
The security policy should ensure processes that will enable appropriate protection for Company and customer assets.
Examples of assets associated with Information Technology are:
Information assets: databases, files, documentation etc.
Software assets: system software, applications, development tools etc.
Physical assets: computer equipment, tapes, disks, power supplies etc.
Services: computing and communications services, heating, lighting etc.
All major information assets should be accounted for and should have a nominated owner. If appropriate an information classification system should be implemented to ensure that information receives the correct level of protection.
Accountability for assets helps ensure that adequate security protection is maintained. Owners, should be identified for major assets and assigned responsibility for the maintenance of appropriate security measures.
Responsibility for implementing such measures may be delegated but accountability may not.
     7.1.1 Asset Inventory
Each asset should be clearly identified with the help of a unique asset ID.
Each asset should have a location and owner assigned.
The ownership of the asset should be documented and reviewed regularly.
Transfer of assets should be tracked and documented.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
Issue of assets should be properly authorized and documented.
Inventories for all major IT assets should be maintained.
Security classification labels should be used to identify the classifications of sensitive data contained in reports, files, screen displays, diskettes, tapes or other media.
8.0 Physical Security
Physical access to information technology service resources exposes them to unauthorized disclosure or erasure of Client Confidential/persona! information, and to interruption of Client business processes. The physical security policy should ensure that all IT assets and information should be protected with in the confines of the DC. The policy should clearly define the process to control the physical movement of assets and people.
     8.1 Security Guards
The security policy should ensure that entry and exit points should be manned by security guards at all points in time. The security guards should be clearly instructed as to the process of disallowing entry to unauthorized personnel. The roles and responsibilities of the security personnel should be clearly defined and documented.
     8.2 Access Control
The policy should ensure that there is proper identification of various areas with in the premises of the company. The access to the various areas should be clearly defined and controlled through the use of electronic equipment like magnetic cards etc.
The policy should also ensure some of the following points.
•	Clear location and documentation of Controlled access areas

•	Defined use and standards of equipments to be used for controlling access.

•	Process to define authorization levels to grant access to various areas

•	Process to check and validate authorized access lists with in a specified time frame.

•	Process to ensure that When people have their access authorization revoked, either by request or implicitly through termination of employment, are they immediately removed from the area access lists

•	Process to ensure logs of non-routine area accesses kept which reflect the visitor’s name, time of entry, the escort or authorizer, and the fact of exit
     8.2.1 Clients Specific Areas
The policy should ensure that there is a process by which Client specific areas are demarked and access controlled for personnel identified by the Client. The policy should define process by which records of access to Client specific areas are maintained and presented to the Client at the time of an audit.
9.0 Logical Security
The security policy must include appropriate logical access control measures designed to protect system and application integrity by preventing unauthorized changes to software, and to prevent unauthorized access to Client Confidential information, and personal information about Client employees, Client business partners or end customers.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
     9.1 Protecting system and application integrity
The security policy should clearly outline the processes and systems that will ensure data integrity and information security. The following points have to be clearly incorporated in the policy and the processes to maintain them have to be auditable.
          9.1.1 User ID’s and Passwords
The security policy should ensure a process by which each authorized user should be assigned a unique user ID.
The composition of the user ID should be clearly defined in the policy.
The policy should ensure the revalidation of login names is performed with in a predetermined time frame.
The policy should ensure that default passwords shipped with operating systems and program products for use during system and product installation and setup are to be changed as soon as possible during or following their initial use.
The policy should ensure that adequate protection should be in place to ensure that If passwords are used for access, not more than certain number of failures (recommended 3) are to prevent unlimited tries for access.
The policy should clearly define the process and authorization hierarchy for resetting the passwords that are used for access and those which are locked as a result of a certain number of unsuccessful attempts.
The policy should ensure that the authorization process for access to a application must be based on business need and should be in the control of the application owner. Specially in cases when access to an application, including customer Confidential information managed by the application, has to be specifically requested.
The security policy should ensure the appropriate use of technology to ensure that each user’s identity must be verified (authenticated) when the user attempts to logon to the system or application/middleware.
The security policy should lay down processes to ensure that in the event of separation of support staff member from the organization, leave of absence and is not expected to return to regular employment, or no longer has a valid business need, further access by the member to systems/application is to be prevented.
The policy should ensure that the organization should adhere to the following:
•	Passwords are allocated on an individual basis.

•	Passwords are kept confidential.

•	Paper records of passwords are avoided unless they are stored securely.

•	Users are instructed to change passwords if compromise is suspected.

•	Not based on anything somebody could easily guess

•	Free of consecutive identical characters

•	Users are instructed not to use trivial or obvious passwords.

•	Passwords are changed on a regular basis.

•	The frequency of change is based on the degree of access the user has.
Password policy:
The password policy should define the following
•	Minimum length of the password in terms of number of characters (recommended 8 characters)

•	Predefined composition of the password like for example the password should contain a mix of alphabetic and non-alphabetic characters (numbers, punctuation or special characters) or a mix of at least two types of non-alphabetic characters.

•	The policy should define the expiry time of each type of password and this expiry time should be system driven.
     9.2 Operating System Resources
Operating system resources are those data objects, which are part of the system control program and its access control mechanism, subsystems, applications and program products supported by the Vendor. The security policy needs to ensure that proper processes are laid down to ensure user access at the operating system level is properly managed and controlled.
The policy has to ensure the following.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
•	That no operating system resources can be updated by a general user, except where required for normal system operation on a approval from reporting manager.

•	That no general user can read operating system resources which would assist the user to bypass security controls.

•	Where logging is technically possible, the process should ensure that logs are kept of all unauthorized access attempts to operating system resources for a minimum period of time (recommended 3 months).
10.0. Business Continuity Management
The policy should ensure adequate protection of the IT infrastructure from external factors that could harm the regular working of the organization. Some of the important points that should be covered in the policy are listed below.
     10.1 Harmful Code
The security policy has to ensure that proper systems are put in place to prevent the propagation and execution of harmful code / Virus.
Some of the important aspects that need to be covered by the policy are as follows.
•	Ensure that anti-virus programs are available on all the operating systems.

•	All the anti-virus programs are configured to scan for viral signatures daily.

•	All anti-virus programs, used are configured to obtain and install virus signature updates on real-time basis.

•	Configure the anti-virus program to scan full system at least once a week.

•	If a system becomes infected by a computer virus. Should ensure that controls in place to minimize the damage caused by the virus.
     10.2 Security Advisory Patch
A Security/Integrity Advisory is a warning of an exposure in a program or process that allows unauthorized users to gain privileged authority on a system, to bypass access controls, or to gain unauthorized access to data. The security policy should ensure that a Security/Integrity Advisory process should be followed to install the fixes. The core requirements for this process are:
•	Determination of risk severity based on vulnerability rating and exploitation category.

•	Notification of fix availability
Procedure to determine the schedule for application of the security/integrity fixes. Only advisories with available fixes should be installed.
Security/Integrity Advisories should be assigned severities that will be used to determine the implementation time. The following are some of the criteria that can be used for assigning the severity.
     Vulnerability Rating:

High:	Bypassing access control systems or gaining access to a user ID with system or security administrative authority without the need for a general user ID

Medium:	Bypassing access control systems or gaining access to a user ID with system or security administrative authority from an existing general user ID or unauthorized access to data without the need for a general user ID

Low:	Unauthorized access to data from a general user ID or a denial of service attack
     Once a Security/Integrity Fix is available, the IT Security Team will notify of it along with the details and severity rating

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104

Security/Integrity
Fix Notification
Schedule	Recommended Value	Remarks
High Severity	3 business days
Medium Severity	10 business days
Low Severity	30 business days
Once the security patches have been identified the policy should ensure a proper implementation methodology along with schedules. The following table can be used as an example to create and track a implementation schedule.
Implementation Schedule

Implementation Schedule	Recommended Value	Remarks
Implementation Schedule	Agreed to schedule must be documented

When will default implementation times be used	No implementation schedule created within 14 days of notification

High Seventy default implementation time beginning 14 days after notification	60 days

Medium Severity default implementation time beginning 14 days after notification	90 days

Low Severity default implementation time beginning 14 days after notification	180 days
If the security advisory patch is not installed /or cannot be installed for technical reason. The Client should be notified and deviations have to be documented. Risk Acceptance to be documented and registered.
11.0 Hardware security
The security policy should clearly define the level of security and the method of securing hardware used with in the IT and infrastructure framework. The hardware with in the organization should be secured physically as well as through the deployment of technology. The policy should set minimum standards for the use of passwords and software to ensure security of hardware and the data or information contained in them.
Some of key issues that need to be addressed by the policy are listed below.
•	Protection of BIOS through use of password

•	Access to Client networks to be allowed through specific workstations.

•	Writeable IO devices such as floppy drives, ZIP and CD-RW drives will be internally disabled or removed.

•	All PC’s should be installed with Client specific OS image.

•	An approved anti-virus server located on the Internet or the PROVIDER enterprise network to allow for updates to Anti Virus software installed on the development desktops.

•	Workstations to be OS password protected for logging into the system. IBM password polices will be followed.

•	PCs should have anti virus software with compulsory weekly scheduled scans. Updates of virus definitions will be accomplished as described above.

•	The systems will have screen saver passwords

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
The policy should ensure that the IT team with in the organizations submits the workstation compliance report at periodic interval and the report should cover but not be limited to the following
•	List of software installed on each workstation

•	Power on password status (enabled/disabled)

•	Hard disk password Status (enabled/disabled

•	Screen saver password (enabled /disabled)

•	Live update

•	File sharing

•	Personal firewall

•	Lotus Notes local database encryption

•	Microsoft windows account (user account)
12.0 Change Control Management
The security policy needs to address the process of change with respect to systems and processes. Change is a very important aspect from a security standpoint as it ensures systems being updated continuously as per latest standards.
Change control spreads across the entire organization however for IT security its control is very essential for the following.
•	Systems (server and desktop management)

•	Networks
Change control has to be the outcome of regular reviews and should be scheduled with in the framework of the policy. The policy should also allow for unscheduled change control, which arises of a particular business need. Change control of any kind should be documented and tracked to closure. Change control should follow fixed methodologies and these methodologies should be captured in standard templates.
13.0 Clear Desk Policy
The security policy should lay guidelines for a clear desk culture, to be practiced by employees, contractors in order to protect and adhere to the data security policies and Information security policies. The organization should ensure that this policy is made aware to all its employees, contractors and consultants who are using Client related resources, information and data proprietary to and held by the company in order to perform their day-to-day business activities.
The policy should make the employees aware as to their responsibility towards data protection under their control, which may be in the form of documents, or soft ware applications that are housed in desktops and or laptop computers.
The policy should direct employees towards the process that one must follow in the event of disposal of any kind of information.
14.0 E-mail Policy
The policy should provide guidelines for the usage of company owned or Client provided common mail services provided for the use of business interest of the company or Client to the employees.
The policy should clearly outline guidelines to employees having access to official email for the use of business.
The policy should also ensure the use of appropriate email ID conventions.
The policy should detail the rights and privileges of the employees who have been provide official email.
The policy should ensure that the company follows standard mail configuration across all users to enable easy maintenance and control.

Technical Services Agreement
Master Statement of Work
Base Agreement # 4908009099
Master SOW # 4908009104
The policy should ensure Retention of mails by employees at an individual level to ensure that a record of data it maintained and made available at all points in time. The retentions of mail should be classified depending on the kind of information that the mails contain.
Automatic Forwarding or reply of Email should be controlled to ensure that company confidential data is not let out by mistake.

Technical Services Agreement
Base Agreement
Base Agreement # 4908009099
Master SOW # 4908009104
This Base Agreement (“Base Agreement”) dated as of March 24, 2008 (“Effective Date”), between IBM Global Services (China) Co. Ltd. (“Buyer”) and Camelot Information Systems (China) Corp. Ltd. (“Supplier”), establishes the basis for a procurement relationship under which Supplier and its Affiliates will provide Buyer and its Affiliates the Deliverables and Services issued under this Base Agreement and Master Statement of Work 4908009104 (“MSOW”). Deliverables and Services acquired by Buyer or Customer on or after the Effective Date will be covered by this Base Agreement and MSOW. This Base Agreement and MSOW will remain in effect until March 31, 2011.
The Structure of Agreement
Buyer is subcontracting to Supplier the provision of certain Services, as its general scope defined in the MSOW (both the Base Agreement, the MSOW and the PSOWs will be collectively referred to as “this Agreement”), that it is obligated to provide to its Customers located in People’s Republic of China. Supplier’s provision of those Services shall be in accordance with the terms of this Agreement. The parties acknowledge and agree that there may be additional or revised requirements for particular Customers that will require the amendment or supplementation of these terms. In such circumstances, the parties will create new services and/or distinct obligations with respect to those Customers that they will document in Project Statement of Works (“PSOWs”). The PSOWs will be governed by the terms of the Base Agreement and the MSOW unless the parties specifically agree otherwise in writing. In the event of a conflict between the terms of a PSOW and the Base Agreement and the MSOW, the PSOW will control. When used in this Agreement, capitalized terms shall have the respective meanings ascribed to them in Definitions.
1.0 Definitions
“Affiliates” means entities that control, are controlled by, or are under common control with, a party to this Agreement.
“Agreement” means this Base Agreement, MSOW, and any relevant PSOWs and other attachments or appendices specifically referenced in this Agreement.
“Appearance Design” means the appearance presented by an object, formed in hardware or by software that creates a visual impression on an observer. Appearance Design refers to the ornamental and not the functional aspects of an object.
“Customer” means Buyer’s customer.
“Deliverables” means items that Supplier prepares for or provides to Buyer or Customer as described in a PSOW. Deliverables include Developed Works, Preexisting Materials, and Tools.
“Delivery Company” shall have the meaning given such term in the Section 15.5. For the purpose of this definition, the Delivery Company shall include all its branch offices under the Delivery Company.
“Developed Works” means all work product (including software and its Externals) developed in the performance of this Agreement as described in a PSOW. Developed Works do not include Preexisting Materials, Tools, or items specifically excluded in a PSOW.
“Effective Date” means the date this Agreement is last signed by a party.
“Electronic Self-Help” means a process where Supplier electronically disables, removes, or otherwise prevents the use of its software product without the Buyer’s or Buyer’s Customer’s cooperation or consent. Electronic Self-Help could be done through electronic or other means (for example: remotely through “back doors” or hidden entrances in the software or through hidden shut-down commands in the software that can be activated by phone or in other ways).
“Externals” means any pictorial, graphic, audiovisual works, reports or data generated by execution of code and any programming interfaces, languages or protocols implemented in the code to enable interaction with other computer programs or end users. Externals do not include the code that implements them.
“Initial Term” means the initial term of this Agreement, which begins on the Effective Date and continues for three (3) years thereafter.
“Inventions” means ideas, designs, concepts, techniques, inventions, discoveries or improvements, whether or not patentable, conceived or reduced to practice by Supplier Personnel in performance of this Agreement.
“Joint Inventions” means Inventions made by Supplier Personnel jointly with Buyer Personnel.
“Master Statement of Work” or “MSOW” means a document that defines the master scope of work to be accomplished by Supplier and specific responsibilities for various activities / tasks planned to be performed and completed by Supplier under PSOW.

Technical Services Agreement
Base Agreement
Base Agreement # 4908009099
Master SOW # 4908009104
“Operational Committee” means a body of representatives from Buyer, Buyer’s Affiliates, Supplier, and Supplier’s Affiliates delegated to monitor and manage operations executed under this Agreement, MSOW, and PSOW including, but not limited to, reviewing headcount and delivery center utilization on a weekly basis.
“Participation Agreement” or “PA” means an agreement signed by one or more Affiliates which incorporates by reference the terms and conditions in this Base Agreement, any relevant SOWs, and other attachments or appendices specifically referenced in the PA.
“Personnel” means agents, employees or subcontractors engaged or appointed by Buyer, Customer or Supplier.
“Preexisting Materials” means items including their Externals, contained within a Deliverable, in which the copyrights are owned by a third party or that Supplier prepared or had prepared outside the scope of this Agreement. Preexisting Materials exclude Tools, but may include material that is created by the use of Tools.
“Prices” means the agreed upon payment and currency for Deliverables and Services, inclusive of Taxes and including all applicable fees and payments, as specified in the relevant SOW.
“Purchase Order” means Buyer’s work authorization for Supplier to start working for the shipment of Deliverables and Services specified by PSOWs, which becomes a legally binding contract once Supplier accepts it. Supplier will begin work only after receiving a PO from Buyer.
“Renewal Term” means the renewal terms of this Agreement, which shall each be one (1) years in duration.
“Services” means work that Supplier performs for Buyer or Customer as described in a PSOW exclusively using the Supplier employees as designated by Buyer.
“Service Level” has the meaning given such term in the MSOW and PSOWs.
“Project Statement of Work” or “PSOW” means any document that:
1. identifies itself as a statement of work;
2. is signed by both parties;
3. incorporates by reference the terms and conditions of this Base Agreement and MSOW;
4. describes relevant details of the Deliverables and Services, including any requirements, specifications or schedules unique for each project as applicable;
5. describes respective obligations of Supplier and Buyer to be performed in the areas specified in this MSOW;
“Statement of Work” or “SOW” means any document that:
1. identifies itself as a statement of work;
2. is signed by both parties;
3. incorporates by reference the terms and conditions of this Base Agreement; and
4. describes the Deliverables and Services, including any requirements, specifications or schedules.
5. SOW includes both MSOW and PSOW
“Taxes” means any and all applicable taxes, charges, fees, levies or other assessments imposed or collected by any governmental entity worldwide or any political subdivision thereof and however designated or levied on sales of Deliverables or Services, or sales, use, transfer, goods and services or value added tax or any other duties or fees related to any payment made by Buyer to Supplier for Deliverables and/or Services provided by Supplier to Buyer under or pursuant to this Agreement; exclusive, however, of any taxes imposed upon the net income or capital of Supplier, any taxes in lieu of such net income taxes and any other taxes which are to be borne by Supplier under law.
“Tools” means software that is not commercially available, and its Externals, required for the development, maintenance or implementation of a software Deliverable.
“Work Authorization” or “WA” means Buyer’s authorization in either electronic or tangible form for Supplier to conduct transactions under this Agreement in accordance with the applicable SOW (i.e., a purchase order, bill of lading, or other Buyer designated document). A SOW is a WA only if designated as such in writing by Buyer.
2.0 Statement of Work
Supplier will provide Deliverables and Services as specified in the relevant PSOW and/or Purchase Order. Supplier will begin work only after receiving a Purchase Order duly issued by authorized personnel of the Buyer. Supplier agrees that it will not be entitled to any payment for any work performed by it, regardless of whether such work was ordered by Buyer’s personnel, unless the work was performed pursuant to a duly issued Purchase Order by authorized personnel of the Buyer. Supplier agrees to waive all rights that it may have under this Agreement or applicable laws for payment of work done without a duly issued Purchase Order (including without limitation claims based on tort, breach of contract, unjust

Technical Services Agreement
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enrichment and all other causes of action) and further agrees that, notwithstanding the absence of a duly issued Purchase Order all intellectual property rights for any work delivered to Buyer shall vest in Buyer and Customer as provided for by the Base Agreement. Buyer may request changes to a PSOW and/or Purchase Order and Supplier will submit to Buyer the impact of such changes. Changes accepted by Buyer will be specified in an amended PSOW and/or Purchase Order or change order signed by both parties. Supplier agrees to accept all Purchase Orders that conform with the terms and conditions of this Agreement.
3.0 Pricing
Supplier will provide Deliverables and Services to Buyer for the Prices. The Prices for Deliverables and Services specified in a PSOW and accepted by Buyer as also defined in the Section 1.0 as “Prices.” The relevant PSOW shall contain Prices for each country receiving Deliverables and Services under this Agreement. Supplier is not entitled to payment under this Agreement for activities also covered by a Business Partner Agreement with Buyer.
4.0 Taxes
Supplier’s invoices shall state all applicable Taxes owed by Buyer, if any, by tax jurisdiction and with a proper breakdown between taxable and non-taxable Deliverables and Services. Supplier assumes responsibility to timely remit all such Tax payments to the appropriate governmental authority in each respective jurisdiction. Supplier agrees to use its best efforts to properly calculate any applicable Taxes at the time of invoice. Supplier and Buyer agree to cooperate to minimize, wherever possible and appropriate, any applicable Taxes, including reasonable notice and cooperation in connection with any audit. Supplier shall also bear sole responsibility for all taxes, assessments, or other levies on its own leased or purchased property, equipment or software. Buyer will pay incremental Taxes (which are additional Taxes due as a result of Supplier’s failure to properly invoice Buyer for the correct amount of Taxes) that are legally owed to Supplier. Supplier shall submit, within a reasonable amount of time, a “Tax Only Invoice” which represents the correct amount of Taxes owed. Supplier shall not request or expect payment for any fines, penalties, and/or interest on such incremental Taxes. This provision shall not apply when Buyer accrues the Tax or when a jurisdiction assesses such Tax on Buyer. If Buyer provides a direct pay certificate, certification of an exemption from Tax or reduced rate of Tax imposed by an applicable taxing authority, then Supplier agrees not to invoice nor pay any such Tax unless and until the applicable taxing authority assesses such Tax, at which time Supplier shall invoice and Buyer agrees to pay any such Tax that is legally owed.
Buyer shall withhold Taxes as required under applicable law on payments made to Supplier hereunder and shall be required to remit to Supplier only the net proceeds thereof. Buyer agrees to remit in a timely manner all Taxes withheld to the appropriate government authority in each respective jurisdiction.
Supplier will reimburse Buyer from any claims by any jurisdiction relating to Taxes paid by Buyer to Supplier; and for any penalties, fines, additions to Tax or interest thereon imposed as a result of Supplier’s failure to timely remit the Tax payment to the appropriate governmental authority in each respective jurisdiction. Supplier shall also reimburse Buyer for any claims made by a taxing jurisdiction for penalties, fines, additions to Tax and the amount of interest thereon imposed with respect to Supplier’s failure to invoice Buyer for the correct amount of Tax.
5.0 Payments and Acceptance
Terms for payment will be specified in the relevant PSOW. Payment of invoices will not be deemed acceptance of Deliverables or Services, but rather such Deliverables or Services will be subject to inspection, test, acceptance or rejection in accordance with the acceptance or completion criteria as specified in the relevant PSOW. Buyer or Customer may, at its option, either reject Deliverables or Services that do not comply with the acceptance or completion criteria for a refund, or require Supplier, upon Buyer’s written instruction, to repair or replace such Deliverables or re-perform such Service, without charge and in a timely manner.
Unless otherwise provided by local law without the possibility of contractual waiver or limitation, Supplier will submit invoices, corrected invoices, or other such claims for reimbursement, to Buyer within (1) year from the date of acceptance of Deliverables or the satisfactory completion of Services. Exceptions must be specifically authorized by Buyer.
6.0 Electronic Commerce

Technical Services Agreement
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Base Agreement # 4908009099
Master SOW # 4908009104
To the extent permitted by local law, the parties will conduct transactions using an electronic commerce approach under which the parties will electronically transmit and receive legally binding purchase and sale obligations (“Documents”), including electronic credit entries transmitted by Buyer to the Supplier account specified in the relevant PSOW and Purchase Order. The parties will enter into a separate agreement governing the transmission of such electronic transactions and associated responsibilities of the parties.
7.0 Warranties
7.1 Ongoing Warranties
Supplier makes the following ongoing representations and warranties:
1. it has the right to enter into this Agreement and its performance of this Agreement will comply, at its own expense, with the terms of any contract, obligation, including any between Supplier and its end-users; or any law, regulation or ordinance to which it is or becomes subject;
2. no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer’s rights under this Agreement;
3. it has disclosed to Buyer in writing the existence of any third party code, including without limitation open source code, that is included in or is provided in connection with the Deliverables and that Supplier and the Deliverables are in compliance with all licensing agreements applicable to such third party code;
4. Deliverables and Services do not infringe any privacy, publicity, reputation or intellectual property right of a third party;
5. all authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Deliverables, to the extent permitted by law;
6. Deliverables are safe for use consistent with and will comply with the warranties, specifications and requirements in this Agreement;
7. Deliverables do not contain harmful code;
8. Services will be performed using reasonable care and skill and in accordance with the relevant PSOW;
9. it will not engage in Electronic Self-Help;
10. it is knowledgeable with, and is and will remain in full compliance with all applicable export and import laws, regulations, orders, and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions from, and making all proper filings with appropriate governmental bodies and/or disclosures relating to the release or transfer of technology and software to non U.S. nationals in the U.S., or outside the U.S., release or transfer of technology and software having U.S. content or derived from U.S.-origin software or technology); it is knowledgeable with applicable supply chain security recommendations issued by applicable governments and industry standards organizations and will make best efforts to comply with such recommendations;
11. unless authorized by applicable government license or regulation, including but not limited to any U.S. authorization, Supplier will not directly or indirectly export or re-export, at any time, any technical information, technology, software, or other commodity furnished or developed under this, or any other, agreement between the parties, or any other product that is developed or produced from or using Buyer’s technical information, technology, software, or other commodity provided under this Agreement to any prohibited country (including release of such technical information, technology, software, or other commodity to nationals, wherever they may be located, of any prohibited country) as specified in applicable export, embargo, and sanctions regulations;
12. it will not use, disclose, or transfer across borders any information that is processed for Buyer that may identify an individual (Personal Data), except to the extent necessary to perform under this Agreement; and
13. it will comply with all applicable data privacy laws and regulations, will implement and maintain appropriate technical and organizational measures and other protections for the Personal Data, (including, without limitation, not loading any Personal Data provided to Supplier on (a) any laptop computers or (b) any portable storage media that can be removed from Supplier’s premises unless (in the case of (b) only) (i) such data has been encrypted and (ii) such data is loaded onto portable storage media solely for the purpose of moving such data to off-site storage). Further, it will immediately report to Buyer any breaches of protection of Personal Data or any compromises thereof and will cooperate fully with Buyer and its Affiliates in investigating any such breaches or compromises, will cooperate fully with Buyer’s and its Affiliates requests for access to, correction of, and destruction of Personal Data in Supplier’s possession, and will comply with all instructions or other requirements provided or issued by Buyer and its Affiliates from time to time relating to Personal Data.
14. it is familiar with all local laws and regulations pertaining to bribery, corruption and prohibited business practices and has not and will not partake in any actions in relation to the transactions contemplated herein in violation of such laws;

Technical Services Agreement
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15. it and its Affiliates has not and will not offer, promise or make or agree to make payments or gifts (of money or anything of value) directly or indirectly to anyone for the purpose of influencing or inducing anyone to influence decisions in favor of Buyer;
16. unless expressly disclosed to Buyer in writing prior to the execution of this Agreement, it does not know nor has reason to believe that any of the owners, principals or senior management of Supplier, its Affiliates, or lower tier subcontractors (1) are or were persons acting in an official capacity for or on behalf of a government; or (2) have a familial relationship to persons acting in an official capacity for or on behalf of a government.
17. it is duly incorporated and validly existing as a limited liability company and in good standing under the law of the People’s Republic of China.
THE WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
7.2 Warranty Redemption
Subject to the Section titled Supplier Liability for Third Party Claims, if Deliverables or Services do not comply with the warranties in this Agreement, Supplier will repair or replace Deliverables or re-perform Services, without charge and in a timely manner if such repair or replacement is required within one-year warranty period committed by Supplier. If Supplier fails to do so, Buyer or Customer may repair or replace Deliverables or re-perform Services and Supplier will reimburse Buyer for actual and reasonable expenses.
8.0 Delivery
Deliverables and Services will be delivered as specified in the relevant PSOW. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may:
1. cancel without charge Deliverables or Services not yet delivered; and
2. exercise all other remedies provided at law and in this Agreement.
9.0 Intellectual Property
9.1 Works Made for Hire
All Developed Works belong exclusively to Buyer (or Customer if specified in the relevant SOW and/or WA) and are works made for hire. If any Developed Works are not considered works made for hire owned by operation of law, Supplier assigns the ownership of copyrights in such works to Buyer or Customer.
9.2 Preexisting Materials
Supplier will not include any Preexisting Materials in any Deliverable unless they are listed in the relevant SOW and/or WA. If Supplier includes any Preexisting Materials in a Deliverable whether or not listed in the relevant SOW and/or WA, Supplier grants or will obtain for Buyer and Customer the following rights: a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of such Preexisting Materials and to use, have used, execute, reproduce, transmit, display, perform, transfer, distribute, and sublicense such Preexisting Materials or their derivative works, and to grant others the rights granted in this Subsection.
9.3 Tools
Supplier will not include Tools in Deliverables unless they are listed in the relevant SOW and/or WA. If Supplier includes any Tools in a Deliverable whether or not listed in the relevant SOW and/or WA, Supplier grants or will obtain for Buyer and Customer the following rights: a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of such Tools, and to use, have used, execute, reproduce, transmit, display and perform such Tools or their derivative works and to grant others the rights granted in this Subsection.
9.4 Invention Rights
Supplier will promptly provide to Buyer and Customer a complete written disclosure for each Invention which identifies the features or concepts which Supplier believes to be new or different. Supplier assigns all of its right, title and interest in Inventions (including any patent applications filed on or patents issues claiming Inventions) to Buyer.

Technical Services Agreement
Base Agreement
Base Agreement # 4908009099
Master SOW # 4908009104
9.5 Joint Invention Rights
Supplier assigns all of its right, title and interest in Joint Inventions (including any patent applications filed on or patents issued claiming Joint Inventions) to Buyer.
9.6 Perfection of Copyrights
Upon request, Supplier will provide to Buyer a “Certificate of Originality” or equivalent documentation to verify authorship of Developed Works. Supplier will confirm assignment of copyright for Developed Works using the “Confirmation of Assignment of Copyright” form and will assist Buyer in perfecting such copyrights.
9.7 Perfection of Invention Rights
Supplier will identify all countries in which it will seek patent protection for each Invention. Supplier authorizes Buyer to act as its agent in obtaining patent protection for the Inventions in countries where Supplier does not seek patent protection. Supplier will assist in the filing of patent applications on Inventions and have required documents signed.
9.8 Trademarks
This Agreement does not grant either party the right to use the other party’s or their Affiliates trademarks, trade names or service marks.
9.9 Patents
For the purpose of supporting the Customer as specified in the relevant SOW and/or WA, Supplier grants to Buyer a nonexclusive, worldwide, perpetual, irrevocable, and paid-up license under any patents and patent applications licensable by Supplier to make, have made, use, have used, import, export, sell, and otherwise transfer the Deliverables and use the Services to the extent authorized in this Base Agreement and any relevant Statements of Work and Work Authorizations.
10.0 Supplier Liability for Third Party Claims
10.1 General Indemnification
Supplier will defend, hold harmless and indemnify, including legal fees, Buyer and Buyer Personnel, Buyer’s landlord (if there is one), and Customer and Customer Personnel against third party claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions of Supplier or Supplier Personnel or breach by Supplier of any term of this Agreement.
10.2 Intellectual Property Indemnification
Supplier will defend, or at Buyer’s option cooperate in the defense of, hold harmless and indemnify, including legal fees, Buyer and Buyer Personnel and Customer and Customer Personnel from third party claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party. In addition, if such a claim is or is likely to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable:
1. obtain for Buyer and Customer the right to continue to use, sell and license the Deliverables and Services consistent with this Agreement;
2. modify Deliverables and Services so they are non-infringing and in compliance with this Agreement;
3. replace the Deliverables and Services, or other affected Deliverables or Services, with non-infringing ones that comply with this Agreement; or
4. at Buyer’s request, accept the cancellation of infringing Deliverables and Services without Buyer having any cancellation liability and the return of the infringing Deliverables at Supplier’s expense and refund any amount paid.
Buyer will give Supplier prompt notice of third party claims against Buyer, and cooperate in the investigation, settlement and defense of such claims.
10.3 Exceptions to Indemnification
Supplier will have no obligation to indemnify Buyer or Buyer Personnel or Customer or Customer Personnel for claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of:

Technical Services Agreement
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Master SOW # 4908009104
1. Buyer’s or Customer’s combination of Deliverables or Services with other products or services not reasonably foreseeable by Supplier and such infringement or claim would have been avoided in the absence of such combination;
2. Supplier’s implementation of a Buyer originated design and such infringement or claim would have been avoided in the absence of such implementation; or
3. Buyer’s or Customer’s modification of the Deliverables and such infringement or claim would have been avoided in the absence of such modification.
11.0 Limitation of Liability between Supplier and Buyer
In no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential special or punitive damages. This mutual Limitation of Liability does not limit the obligations and liability of Supplier resulting from the Section 10.0 Supplier Liability for Third Party Claims.
12.0 Supplier and Supplier Personnel
Supplier is an independent contractor and this Agreement does not create an agency relationship between Buyer and Supplier or Buyer and Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will:
1. ensure it and Supplier Personnel are in compliance with all laws and regulations, including but not limited to China Labor Law, China Labor Contract Law and China Labor Dispute Law and licensing requirements;
2. be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel;
3. inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval;
4. ensure Supplier Personnel performing Services on Buyer’s or Customer’s premises comply with the On Premises Guidelines in the Section titled On Premises Guidelines and upon request, provide Buyer, for export evaluation purposes, the country of citizenship and permanent residence and immigration status of those persons. Buyer retains the right to refuse to accept persons made available by Supplier for export reasons; and
5. not discriminate against any employees, applicants for employment, or any entity engaged in its procurement practices because of race, color, religion, sex, age, national origin, or any other legally protected status.
13.0 On Premises Guidelines
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises will comply with this Section.
13.1 Access to Premises
Supplier will:
1. to the extent permitted by local law, ensure that Supplier Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises will participate in a pre employment criminal background check covering the counties in which the person was employed or resided for the past seven years (or longer as required by State legislation), and inform Buyer of any negative findings;
2. maintain a current and complete list of the persons’ names and social security numbers;
3. obtain for each person a valid identification badge from Buyer and ensure that it is displayed to gain access to and while on Buyer’s or Buyer’s Customer’s premises (it is Buyer’s policy to deactivate any such badge if not used in ninety days);
4. maintain a signed acknowledgment that each person will comply with Buyer’s Safety & Security Guidelines;
5. ensure that each person with regular access to Buyer’s and Buyer’s Customer’s premises complies with all parking restrictions and with vehicle registration requirements if any;
6. inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval;
7. at Buyer’s request, remove a person from Buyer’s or Buyer’s Customer’s premises and not reassign such person to work on Buyer’s or Buyer’s Customer’s premises (Buyer is not required to provide a reason for such request); and
8. notify Buyer immediately upon completion or termination of any assignment and return Buyer’s identification badge. Upon Buyer’s request, Supplier will provide documentation to verify compliance with this Subsection.
13.2 General Business Activity Restrictions

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Master SOW # 4908009104
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises:
1. will not conduct any non-Buyer related business activities (such as interviews, hirings, dismissals or personal solicitations) on Buyer’s or Buyer’s Customer’s premises;
2. will not conduct Supplier’s Personnel training on Buyer’s or Buyer’s Customer’s premises, except for on-the-job training;
3. will not attempt to participate in Buyer or Customer benefit plans or activities;
4. will not send or receive non-Buyer related mail through Buyer’s or Customer’s mail systems; and
5. will not sell, advertise or market any products or distribute printed, written or graphic materials on Buyer’s or Buyer’s Customer’s premises without Buyer’s written permission.
13.3 Buyer’s Safety and Security Guidelines
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises:
1. do not bring weapons of any kind onto Buyer’s or Buyer’s Customer’s premises;
2. do not manufacture, sell, distribute, possess, use or be under the influence of controlled substances (for nonmedical reasons) or alcoholic beverages while on Buyer’s or Buyer’s Customer’s premises;
3. do not have in their possession hazardous materials of any kind on Buyer’s or Buyer’s Customer’s premises without Buyer’s authorization;
4. acknowledge that all persons, property, and vehicles entering or leaving Buyer’s or Buyer’s Customer’s premises are subject to search; and
5. remain in authorized areas only (limited to the work locations, cafeterias, rest rooms and, in the event of a medical emergency, Buyer’s or Buyer’s Customer’s medical facilities). Supplier will promptly notify Buyer of any accident or security incidents involving loss of or misuse or damage to Buyer’s intellectual or physical assets; physical altercations; assaults; or harassment and provide Buyer with a copy of any accident or incident report involving the above. Supplier must coordinate with Buyer or Customer access to Buyer’s or Buyer’s Customer’s premises during non-regular working hours.
13.4 Asset Control
In the event Supplier Personnel has access to information, information assets, supplies or other property, including property owned by third parties but provided to Supplier Personnel by Buyer (“Buyer Assets”), Supplier Personnel:
1. will not remove Buyer Assets from Buyer’s or Buyer’s Customer’s premises without Buyer’s authorization;
2. will use Buyer Assets only for purposes of this Agreement and reimburse Buyer for any unauthorized use;
3. will only connect with, interact with or use programs, tools or routines that Buyer agrees are needed to provide Services;
4. will not share or disclose user identifiers, passwords, cipher keys or computer dial port telephone numbers; and
5. in the event the Buyer Assets are confidential, will not copy, disclose or leave such assets unsecured or unattended. Buyer may periodically audit Supplier’s data residing on Buyer Assets.
13.5 Supervision of Supplier’s Personnel
Suppliers will provide consistent and effective supervision of its Personnel provided under this Agreement, at no additional cost to Buyer. Consistent and effective supervision shall include regular interaction and communication with Supplier’s Personnel either in person or through other effective means. Supplier’s supervisor shall be responsible for exercising full supervisory authority over all day-to-day employment relationship decisions relating to Supplier’s Personnel, including those decisions relating to: wages, hours, terms and conditions of employment, hiring, discipline, performance evaluations, termination, counseling and scheduling. Supplier’s supervisors responsible for each work location will be responsible to know that work location’s planned holiday (and other closing) schedules and the impacts all such schedules have on Supplier’s Personnel. Supplier will conduct orientation sessions with its Personnel before placement on an assignment with Buyer, during which orientation such Personnel will be told who their supervisor is and how that supervisor can be contacted. Supplier will, from time to time, ensure that all of its Personnel working under this Agreement continue to be aware of this information. Supplier shall also be responsible for training its Personnel that any employment related issues should be brought forward in the first instance to Supplier and not Buyer. Where such issues relate to actions which are alleged to have been taken by Buyer or Buyer’s Personnel, Supplier will notify Buyer immediately in order that appropriate investigative action can be taken. Notwithstanding any other language or agreement to the contrary, Buyer will not, and

Technical Services Agreement
Base Agreement
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Master SOW # 4908009104
Supplier agrees that Buyer has no responsibility to approve any Supplier Personnel’s time sheets. If Buyer should review, sign and/or submit Supplier Personnel’s timesheets, whether manually or electronically, as part of Buyer’s billing verification processes, the parties acknowledge and agree that such review, signature and/or submittal shall in no way constitute concurrence or approval of such timesheets, nor create any other commitment or obligation on the part of Buyer to Supplier or Supplier Personnel.
14.0 Insurance
Supplier will maintain at its expense:
1. commercial general or public liability insurance with a minimum limit per occurrence or accident of 1,000,000 USD (or local currency equivalent);
2. workers’ compensation or employer’s liability insurance as required by local law, such policies waiving any subrogation rights against Buyer; and
3. automobile liability insurance as required by local statute but not less than 1,000,000 USD (or local currency equivalent) if a vehicle will be used in the performance of this Agreement.
Insurance required under clauses (1) and (3) will name Buyer as an additional insured with respect to Buyer’s insurable interest, will be primary or noncontributory regarding insured damages or expenses. Upon Buyer’s request, Supplier will provide to Buyer certificate(s) of insurance to verify compliance with the terms and conditions above.
15.0 Term and Termination
15.1 Term
1. This Agreement is effective as of the Effective Date and shall remain in effect for three (3) years from the Effective Date (the “Initial Term”). After the Initial Term, Buyer has the right, but not the obligation, to extend and renew this Base Agreement and the MSOW for one or more successive Renewal Terms by providing sixty (60) days notice to Supplier prior to the end of the applicable term. Such renewal will be at substantially the same terms and conditions of this Agreement and the MSOW, including the applicable pricing and Service Levels as defined in the MSOW.
15.2 Termination of this Agreement
1. Buyer may terminate this Agreement if Supplier commits a material breach of its obligations under this Base Agreement, MSOW and PSOW, provided that the breach is irremediable, or if it was remediable and Supplier failed to remedy it within thirty (30) days of receiving written notice of the breach. In the event that Buyer exercises its right of termination pursuant to this Section and Supplier does not agree with Buyer upon whether an act or a series of acts constitute Buyer’s material breach, Supplier and Buyer can, if agreed, refer to dispute escalation and resolution processes as set forth in the Section 4.4 under the MSOW and the Section 16.4 of this Agreement. For the avoidance of doubt, the Termination shall become effective on the date specified in the written letter from Buyer unless both Buyer and Supplier agree otherwise during or after the dispute escalation and resolution processes as mentioned above. Supplier may terminate this Agreement prior to the end of the initial Term or applicable Renewal Term if and only if Buyer is more than ninety (90) days overdue in paying an undisputed and material portion of the invoices hereunder and Supplier has given Buyer written notice that such amount is so overdue and Buyer has failed to pay within thirty (30) days of receipt of such written notice.
2. Either party may terminate this Agreement on thirty (30) days or more advance written notice if: (i) the other party ceases or threatens to cease to carry on its business; (ii) the other party is unable to pay its debts (within the meaning of any insolvency law applicable to a party); (iii) an order, ruling or directive is entered, or a resolution passed, for the liquidation, bankruptcy, reorganization, administration, winding-up or dissolution of the other party (other than for the purposes of a solvent amalgamation or reconstruction); (iv) an administrative or other receiver, manager, liquidator, trustee or similar officer is appointed over all or substantially all of the assets of the other party; (v) the other party makes an assignment for the benefit of creditors, or enters into or proposes any similar arrangement; or (vi) the other party is ordered to discontinuance its performance under this Agreement by a governing court or regulatory body.
3. Buyer has the discretionary right to decide, based on effect and impact of a Change of Control event as defined hereunder, whether to exercise its right to terminate this Agreement if there is a Change of Control of Supplier. Change of Control in this Agreement shall mean a transaction or a series of related transactions as a result of which 50% or more of the ownership of the outstanding common stock or other equity interests or assets of Supplier is acquired or controlled by a third party,

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whether by reason of stock acquisition, asset acquisition, merger, consolidation, reorganization, voting agreement or otherwise.
4. This Agreement will terminate automatically upon the exercise of the Call Option as described in Section 15.6.
5. Notwithstanding any provision to the contrary, in the event this Agreement is terminated, the following provisions shall survive, and remain in full force and effect: Section 4.0 (“Taxes”), Section 7.0 (“Warranties”), Section 9.0 (“Intellectual Property”), Section 10.0 (“Supplier Liability for Third Party Claims”), Section 11.0 (“Limitation of Liability between Supplier and Buyer”), Section 15.4 (“Transition Assistance upon Termination”), Section 15.6 (“Buyer’s Call Option”), Section 16.4 (“Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action”), Section 16.7 (“Exchange of Information”), Section 16.11 (“Prior Communications and Order of Precedence”), and Section 16.12 (“Record Keeping and Audit Rights”).
6. Buyer may terminate this Agreement immediately by written notice to Supplier upon the occurrence of any of the following events: (i) Supplier fails to meet the same Service Level for three (3) consecutive months; (ii) Supplier fails to achieve fifty percent (50%) or better of all Service Levels combined, calculated as described in MSOW, during any consecutive three (3) months period; or (iii) Supplier or one of its Affiliates breach the Non-Compete Undertakings under Section 15.6.14; or (iv) Supplier fails to maintain the Delivery Company employee requirements and as provided in Section 15.5.4.
15.3 Termination of a PSOW and/or a Purchase Order
Termination of a PSOW and/or a Purchase Order is defined in Section 8.3 of the MSOW.
15.4 Transition Assistance upon Termination
1. At the termination of each PSOW and upon the expiration or earlier termination of this Agreement, in accordance with the terms and conditions thereof, Supplier shall reasonably cooperate with Buyer to orderly, timely and efficiently transfer the Services to Buyer, Buyer’s Customer or the Customer’s replacement service provider, as applicable. Buyer shall have the option to continue purchasing Services from Supplier, for up to 12 months following termination, at the then current pricing, terms and conditions of this Agreement, including applicable Service Levels. Notwithstanding the foregoing, if this Agreement is terminated by Supplier due to Buyer’s failure to timely pay fees for Services rendered, Buyer will first provide financial security and/or guarantees of performance that are reasonable and satisfactory to Supplier before Supplier continues to provide such Services.
2. Immediately after the termination, Supplier shall return to Buyer, or destroy all data, information and records pertaining to Buyer, Customers and Customers in accordance with the manner as Buyer may require in written instructions for the disposition of such items provided at the time of termination. Such disposition shall be certified to Buyer, in writing, by an officer of Supplier.
15.5 Supplier’s Obligation to Establish and Maintain a Delivery Company
1. Supplier shall duly incorporate by no later than August 31, 2008 (or within 6 months of this Agreement being signed, whichever date is later) and maintain during the Initial Term of this Agreement and any Renewal Terms, at its own expense, a wholly owned subsidiary of Supplier in the form of a limited liability company under the Company Law of China (the “Delivery Company”) in Shanghai and a Delivery Company branch office in Beijing. Supplier’s failure to meet this requirement will result in Buyer having the right to withhold payment from Supplier for the Services without penalty or liability during the period of such failure. Any continued failure for more than thirty (30) days shall be a material breach of this Agreement. During the period prior to the establishment of the wholly owned subsidiary and its branches, if a material breach causes the supplier to terminate this Agreement, the Supplier grants Buyer the “right to hire” any and all personnel allocated to the intended Delivery Company for purposes of providing continuous and uninterrupted services to Buyer’s clients. During the Initial Term of this Agreement and any Renewal Terms, Buyer may request Supplier and Delivery Company to duly establish other branch offices in other locations in China (at the expense of Supplier and Delivery Company) to satisfy Buyer’s business needs.
2. Promptly after the formation of the Delivery Company and subject to Section 15.5 (10) below, Supplier shall cause the Delivery Company to become a party hereto by entering into to a Participation Agreement in conformity with the terms and conditions set forth in the form of PA.
3. Promptly after the formation of the Delivery Company, Supplier shall cause the Delivery Company to enter into and maintain employment relationships with those employees who have been jointly selected and designated by Buyer and

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Supplier for the purpose of delivering the Services contemplated by this Agreement on a dedicated basis. During the Term of this Agreement, any further increase in headcount for the purpose of delivering the Services contemplated by this Agreement will be hired by the Delivery Company or its branches directly, and Supplier must notify Buyer of such increase at least three days in advance with notice in writing and such increase shall be subject to Buyer’s written consent.
4. Supplier will ensure that (i) those employees that have been selected, designated, and assigned by Supplier for the purpose of delivering the Services at the Delivery Company as contemplated by this Agreement will comply with the Guidelines of Buyer’s premises, and (ii) at all times no less than 90% of such employees shall remain employed and in good standing which can include but not limited to an employee’s compliance with Supplier employment policies, executing a current employee contract, and maintaining acceptable employee performance ratings on work performed and documented on employee performance evaluations.
5. The Delivery Company shall be formed solely and exclusively for the purpose of delivering the Services to Buyer as contemplated by this Agreement. At all times during this Agreement, Supplier shall ensure and cause the Delivery Company and all of its employees to, and it shall, remain solely dedicated to providing Services to Buyer and its Affiliates in accordance with the terms and conditions of the Agreement, as may be modified or amended from time to time. Supplier shall not cause the Delivery Company and any of its employee to, and it shall not, provide any services to any person or entity, other than Buyer and Buyer’s Customers and as otherwise authorized by Buyer in writing from time to time.
6. Promptly after the formation of the Delivery Company, Supplier shall cause the Delivery Company to have and maintain all the assets, both tangible and intangible, reasonably necessary to operate the business and provide the Services contemplated by this Agreement.
7. Except as expressly set forth with the prior written consent of Buyer, neither Supplier nor the Delivery Company may, directly or indirectly, take any action which could negatively impact the value of the Delivery Company in the event of a transfer to Buyer, including, but not limited to, the following actions: (i) terminate or transfer any employees; (ii) amend the Articles of Association or other organizational documents of the Company; (iii) enter into, terminate or amend any contract in a manner restricting the Company’s ability to conduct its business in the manner required to provide the Services; (iv) sell, lease, license, transfer, encumber, restrict or dispose of any of its properties, assets or rights, other than those made in the ordinary course of business; (v) enter into any collective bargaining agreement or labor union contract, except as required by applicable law; (vi) adopt any plan or arrangement to provide employee compensation or benefits or amend any existing employee benefit plan or arrangement, (vii) enter into, terminate or amend any employment or consulting contract, or increase compensation or benefits, or pay or agree to pay any severance or special bonus; (viii) make or change any material election in respect of taxes, or adopt or change any material accounting method in respect of taxes; (ix) issue any additional shares or other equity interests, including rights or options therein, or modify its capital structure; or (x) authorize or agree to take any of the actions described above.
8. At all times following the initial incorporation of the Delivery Company, Supplier shall cause the Delivery Company to, and it shall: (i) be duly organized, validly existing and in good standing under the laws of the People’s Republic of China; (ii) have all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business; and (iii) be duly licensed or qualified to do business and provide Services in the People’s Republic of China; (iv) comply with and prepare its financial statements under general accepted accounting principles applicable in China to the Delivery Company.
9. At all times following the initial incorporation of the Delivery Company, Supplier shall cause the Delivery Company to, and it shall: i) establish and maintain a minimum registration capital of RMB 2 million; ii) maintain sufficient working capital for the Delivery Company to meet its operational obligations including employee compensation, employee benefits, staff training, taxes, leases, and Delivery Company infrastructure expenses; iii) provide quarterly financial and operational statements of the Delivery Company to the Buyer.
10. Supplier agrees that Buyer and its Affiliates will directly contract with Supplier (including but not limited to PA and PSOW) until the Delivery Company has been duly incorporated, validly existing and in good standing under the laws of China, and a performance guarantee, in the attached form, has been provided by Supplier to Buyer and its Affiliates.
15.6 Buyer’s Call Option
1. Subject to applicable law, the Buyer or its Affiliates shall have the right, but not the obligation (the “Call Option”), at any time after twenty-four (24) months from the execution of this Agreement but no less than sixty (60) days prior to expiration of the Initial Term of this Agreement, serves a written notice to require Supplier to sell to the Buyer or its Affiliates 100% share of the Delivery Company (the “Call Shares”) as is set forth in a written notice (a “Call Notice”) delivered to Supplier. For the avoidance of doubt, although Call Notice can be served and delivered after twenty-four (24) months from the

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execution of this Agreement, the Closing of the purchase and sale of the Call Shares will not occur earlier than thirty-six (36) months from the execution of this Agreement unless both Buyer and Supplier agree otherwise.
2.1. Upon receipt of the Call Notice, Supplier shall promptly enter into a Share Transfer Agreement in a form provided by Buyer to sell the Call Shares to Buyer or its Affiliates in accordance with the provisions of this Agreement. Supplier shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Supplier, all right, title and interest in and to the Delivery Company at the net book value at time of Transfer, except for those assets or contracts that are expressly excluded by Buyer in the Share Transfer Agreement (“Excluded Assets”). If Buyer and Supplier specifically identifies and agrees on Excluded Assets, Supplier shall cause the Delivery Company to first remove those Excluded Assets from its books before the Share Transfer Agreement can be consummated. These Excluded Assets must be removed within 30 days upon receipt of such request, or the Buyer can exclude the cost of those assets in the calculation of the Call Option payment if the Supplier fails to remove within 30 days.
2.2. The purchase price for the Call Shares (the “Call Option Exercise Price”) shall be determined in accordance with following formula: the net book value of all Delivery Company assets, less the net book value of all Excluded Assets.
2.3. Supplier will prepare, on a quarterly basis, financial statements of the Delivery Company that will set forth the Call Option Exercise Price effective as of the date of such Statement. The financial statements will be reviewed by the Buyer and Supplier to ensure that the Call Option Exercise Price is accurate and appropriately reflects the Services delivered during the applicable quarter, account for all Services rendered to date and include all of the operational assets and capital investments placed in the Delivery Company.
3. Upon receipt of a Call Notice, Supplier shall be obliged to promptly provide Buyer with the accounting records and duly audited and consolidated financial statements of the Delivery Company according to US GAAP. The period of such accounting records includes, but is not limited to, Delivery Company’s fiscal year in full or in partial that has not yet been audited at the time of Transfer execution.
4. If Buyer and Supplier can not agree on the Call Option Exercise Price based on the formula set forth above within sixty (60) days, both parties shall forthwith engage an international accounting firm selected by Supplier and Buyer with recognized standing to prepare an appraisal report on the price to be paid for the shares. If the parties can not agree on the accounting firm, Buyer shall have the right to select any of the firms listed in Schedule A attached hereto. Both Buyer and Supplier agree to cause the selected international accounting firm to follow the pricing methodology that has been agreed by Buyer and Supplier in this Agreement under Section 17.0. The cost of such appraisal report shall be shared equally by Buyer and Seller. Both Buyer and Supplier agree that the appraisal price provided by such international accounting firm in accordance with this Agreement (the methodology under the Section 17.0) shall be final and binding upon both Buyer and Supplier.
5. Supplier further agrees that during the Agreement, it will vote all of its Shares in the Delivery Company against any merger, consolidation, business combination, sales of assets or equity interests, reorganization, separation, spin-off, dissolution, liquidation or winding up of the Delivery Company that could adversely effect the Call Option.
6. Notwithstanding anything herein to the contrary, immediately following termination of this Agreement by Buyer pursuant to the terms of this Agreement, including Section 15.2, the Call Option will become immediately exercisable to Buyer.
7. Supplier shall deliver the Call Shares free and clear of any liens or other encumbrances, and the parties shall execute all such documents, including the Share Transfer Agreement, as are necessary or reasonably required by Buyer for the transfer of the relevant Call Shares, and Supplier will cooperate with Buyer in order to procure any necessary board authorizations of the Delivery Company and completion of any applicable corporate formalities of the Delivery Company, as soon as reasonably practicable (and in any event no later than sixty (60) Business Days) after the date of delivery of the relevant Call Notice. The parties shall cooperate with each other in good faith in order to apply for or effect or obtain (as the case may be) all approvals of, and registrations or its updates and filings with, the relevant government authorities in the PRC that are necessary or reasonably required for the transfer of the Call Shares, as soon as reasonably practicable after the application has been submitted.
8. The Closing of the purchase and sale of the Call Shares (“Closing”) shall be completed at the offices of Buyer, or such other place as Buyer and Supplier may agree, on the date which is no later than two (2) Business Days after the last approval, registration or filing referred to in the Section 15.6.7 is obtained or effected (as the case may be).
9. After delivery of a Call Notice and prior to Closing, Supplier shall cause the Delivery Company to, and it shall, carry on its business in the ordinary course consistent with past practice in all material respects and in compliance with the Section 15.5.4 above, the Base Agreement and MSOW and any outstanding PSOWs and Purchase Orders.

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10. As a condition to the Closing of the Share Transfer Agreement, Supplier shall, in accordance with the applicable China Law, have employed and in good standing no less than 90% of the then current employees employed by the Delivery Company at the time that Buyer serves the Call Notice to Supplier and as of the Closing date, and 95% of the currently identified Key Personnel (as set forth in a separate attachment hereto), and no such employee shall have expressed an intention to resign or terminate the employment relationship in any other manner. No such employee may be retained or hired by Supplier or its Affiliates following the exercise of the Call Option. If Supplier fails to maintain such applicable employee retention rate, then Buyer has the right to pursue any of the following options: (i) terminate the Call Option without penalty; (ii) exercise the Call Option, adjusting the Transfer Fee proportionally; or (iii) exercise the Call Option with a holdback of proportional amount of the Transfer Fee, while requiring Supplier to promptly hire or transfer the necessary number of equivalent resources so that Supplier is in compliance with the employee retention rate.
11. Buyer and Supplier will agree as part of the terms of the Share Transfer Agreement, that Supplier will not solicit, directly or indirectly, nor hire any personnel who where employees of the Delivery Company at any time during the Term of this Agreement and for a period of eighteen (18) months following the Closing of the Share Transfer Agreement.
12. At Closing, Supplier shall represent and warrant that the rights, licenses and assets, including all intellectual property either owned by or licensed to the Delivery Company, which are to be transferred as a result of the Share Transfer Agreement constitute all of the rights, licenses and assets, including intellectual property, necessary for Buyer to operate the Delivery Company and provide the Services to its customers as then currently conducted by Supplier prior to the delivery of the Call Notice.
13. Upon the terms and subject to the conditions of the Share Transfer Agreement, as of the Closing, Supplier hereby sells, transfers, conveys, assigns and delivers to the Buyer, and Buyer or its Affiliates shall purchase and accept from Supplier, all right, title and interest of Supplier in and to the Delivery Company.
14. Non-Compete Undertakings: Supplier agrees that during the term of this Agreement and for a period of eighteen (18) months following the Closing (such period shall be referred to hereinafter as the “Non-competition Period”), Supplier shall not disrupt or attempt to disrupt any past, present or prospective Customer relationship of Buyer or its Affiliates by competing with Buyer or its Affiliates in the field of SAP consulting services, including but not limited to any related application development, application maintenance, application implementation, application enhancement, application testing and production support services (the “Non-Compete Scope”) for any existing or future business opportunity from Buyer’s existing Customers that is either continual or relating to any Services that are provided by Supplier or the Delivery Company under this Agreement prior to the Closing. However, this Non-Compete Undertakings does not restrict or prevent Supplier from competing with Buyer or its Affiliates for any existing customers of Supplier within the Non-Competition Period on the Non-Compete Scope provided that i) such competition can only exist prior to Supplier’s agreement to sign a PSOW with Buyer for the same customer on the same project; and ii) the burden of proof of such existing customer of Supplier shall be on Supplier.
15. If, at any time during the one (1) year period following the Closing, Buyer elects to divest a controlling interest in the Delivery Company to any supplier competitor listed on Schedule B hereto (“Supplier Competitor”), Supplier shall have the option to acquire such controlling interest on the same terms and conditions, including price, offered by the Supplier Competitor (“First Refusal Option”), provided, however, that (i) at the time of divestiture, the Delivery Company’s business, including but not limited to its go-to-market model, business volumes, contracts and other tangible and intangible assets, when taken as a whole, remains substantially the same in all material respects as the business as it existed on the Closing date; and (ii) the First Refusal Option will automatically expire if it is not exercised by Supplier within ten (10) days following Supplier’s receipt of written notice from Buyer, which includes the terms and conditions of the Supplier Competitor’s offer (including the terms and conditions thereof in reasonable detail). Supplier’s First Refusal Option does not apply if i) Buyer chooses to sell part of or all equity interest in or assets of the Delivery Company to any of its Affiliate(s) within IBM for merger, consolidation, business combination, reorganization, separation, spin-off, dissolution, liquidation or winding up of the Delivery Company and ii) the Delivery Company has been dissolved or merged with or merged into any internal department or any other legal entity within IBM group or the business of the Delivery Company has been substantially changed since the Closing, such as the business of the Delivery Company has been integrated into Buyer’s internal business operation function or Buyer has transferred new business into the Delivery Company and such business does not exist at Closing.
16. The Supplier acknowledges and agrees that Buyer’s remedies at law for breach of any of the provisions of this Section 15.6 would be inadequate and, in recognition of this fact, the Supplier agrees that, in the event of such breach, in addition to any remedies at law it may have, Buyer shall be entitled to obtain specific performance, a temporary restraining order, a temporary or permanent injunction or any other remedy that may be available. The Supplier further acknowledges that

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should the Supplier violate any of the provisions of this Section, it will be difficult to determine the amount of damages resulting to Buyer or its Affiliates and that in addition to any other remedies Buyer may have, Buyer shall be entitled to temporary and permanent injunctive relief and attorneys’ fees.
16.0 General
16.1 Amendments
This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.
16.2 Assignment
Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that either party may assign this Agreement in conjunction with the sale of a substantial part of its business using this Agreement or any intellectual property assigned or licensed under this Agreement. Any unauthorized assignment of this Agreement is void.
16.3 Subcontracting
Supplier will not subcontract any of its work under this Agreement to any third party. Additionally, Supplier will not subcontract any of its work under this Agreement to any Affiliate, without Buyer’s written consent.
16.4 Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action
This Agreement and the performance of transactions under this Agreement will be governed by the laws of the People’s Republic of China. Should any dispute arise between the Parties, the Parties will attempt to resolve the dispute in good faith by negotiations. In case no settlement can be reached, the disputes will be submitted to China international Economic and Trade Arbitration Commission in Beijing for arbitration according to the then effective rules of the said Arbitration Commission. The arbitration shall be conducted in Chinese. The arbitration award will be final and binding on both parties. The arbitration fee will be borne by the losing party. During the course of arbitration, this Agreement shall continue to be performed except for the part which the Parties are disputing and which is undergoing arbitration.
16.5 Communications
All communications between the parties regarding this Agreement will be conducted through the parties’ representatives as specified in the relevant PSOW. All notices required in writing under this Agreement will be made to the appropriate contact(s) listed in the relevant SOW and will be effective upon actual receipt. Notices may be transmitted electronically, by registered or certified mail, or courier. All notices, with the exception of legal notices, may also be provided by facsimile.
16.6 Counterparts
This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same Agreement. Any copy of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.
16.7 Exchange of Information
1. The parties agree that the terms and conditions of the Base Agreement, MSOW, PA and PSOW as well as all information regarding or relating to the financial and business relationship contemplated by and between Supplier and Buyer or its Affiliates are confidential information of the parties, and shall be governed by the terms of PAECI # 4906C21117. All other information which is not covered by above scope and not expressly marked as “Confidential” is disclosed and exchanged as non-confidential information.
2. The parties will not publicize the terms of this Agreement, or the relationship, in any advertising, marketing or promotional materials without prior written consent of the other party except as may be required by law, provided the party publicizing gives the other party reasonable prior notice to allow the other party a reasonable opportunity to obtain a protective order. Supplier will use information regarding this Agreement only in the performance of this Agreement.
3. For any business personal information relating to Supplier Personnel that Supplier provides to Buyer, Supplier has obtained the agreement of the Supplier Personnel to release the information to Buyer and to allow Buyer to use such

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information in connection with this Agreement. Buyer will not use such information for anything other than this Agreement.
4. The Parties are allowed to disclose the Confidential Information if such disclose is required under applicable mandatory law or by a governmental order, decree, regulation or rule, or by any competent court or authority, provided that the disclosing party shall inform the other party of such requirement immediately prior to such disclosure.
16.8 Freedom of Action
This Agreement is nonexclusive and except for the non-compete and non-solicitation provisions in the Section 15.6, either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Deliverables or Services and is not obligated to announce or market any Deliverables or Services and does not guarantee the success of its marketing efforts, if any.
16.9 Force Majeure
Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.
16.10 Obligations of Affiliates
Affiliates will acknowledge acceptance of the terms of this Agreement through the signing of a PA before conducting any transaction under this Agreement.
16.11 Prior Communications and Order of Precedence
This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be:
1. the quantity, payment and delivery terms of the relevant Purchase Order;
2. the relevant PSOW;
3. the Participation Agreement;
4. the MSOW;
5. this Base Agreement; and
6. the remaining terms of the relevant Purchase Order.
16.12 Record Keeping and Audit Rights
1. Supplier and Delivery Company will maintain (and provide to Buyer upon request) relevant business and accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for a period of time as required by local law, but not for less than three (3) years following completion or termination of the relevant PSOW. All accounting records will be maintained in accordance with generally accepted accounting principles.
2. Supplier shall provide Buyer with duly audited and consolidated annual financial statements of Delivery Company upon request by Buyer. Buyer will review and reaffirm the audited and consolidated annual financial statements of the Delivery Company provided by its auditor.
3. Buyer will withhold the right to execute an independent financial and operational, including utilization, record review of Supplier’s and/or Delivery Company entity’s on a quarterly basis as set forth in the Section 15.5 prior to a transfer to Buyer at Buyer’s discretion.
16.13 Severability
If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties’ rights under this Agreement.
16.14 Survival
The provisions set forth in the following Sections and Subsections of this Base Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled: “Taxes”, “Ongoing Warranties”, “Intellectual Property”, “Supplier Liability for Third Party Claims”, “Limitation of Liability between Supplier and Buyer”, “Record

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Keeping and Audit Rights”, “Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action”, “Exchange of Information”, and “Prior Communications and Order of Precedence”.
16.15 Waiver
An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.
16.16 Ethical Dealings
Supplier will be familiar and will strictly comply with all laws and regulations on bribery, corruption, and prohibited business practices. Supplier and its Affiliates have not and will not offer, promise or make or agree to make any payments or gifts (of money or anything of value) directly or indirectly to anyone for the purpose of influencing, or inducing anyone to influence decisions in favor of, Buyer or any of its Affiliates.
17.0 Pricing Methodology and Transfer Call Option Calculation
1.	Supplier and Buyer agree to the following services pricing table by resource unit, banding level for the initial contract period of 3 years.

		New Dimension Module
	Traditional Module (Chinese RMB/Day)	(Chinese RMB/Day)
SAP ABAP 6	1,368
SAP Band 6	1,520	1,900
SAP ABAP 7	1,672
SAP Band 7	2,052	2,432
SAP Band 8	2,584	2,964
SAP Band 9	3,192	3,572
SAP Band 10	3,952	3,967
SAP Band 11	4,560	4,477
Above daily rate is overtime, business and other tax inclusive with 60 days payment term.
Resource unit base annual days per year equals 249 days or 1992 hours per year.
All of the operational assets placed in the Delivery Company and recorded on the Delivery Company accounting records and financial statements will be transferred at net book value on the Closing Date of the Share Transfer Agreement.
Total purchase price of the Call Shares at Transfer is Net Book Value of Delivery Company assets less Excluded Assets plus Transfer Fee. Transfer Fee is cumulative revenues the Supplier has earned during the Operate phase (including those revenues accounted for on the Delivery Company financial statements) up to the date of Transfer multiplied by 5%.
The Call Option Exercise Price shall be paid in RMB. Annual audit reports of the Delivery Company will be used to validate the Call Option Exercise Price (net book value of delivery company assets). Audited quarterly or monthly financial reports will be used if such annual reports are not available at the time when the Call Notice is delivered.
Supplier will work with Buyer to validate the Transfer Call Option Price on a quarterly basis. At any time, upon 7 days written request and notice, Supplier will provide the Transfer price to Buyer as needed.
Buyer, Buyer Affiliates will pro actively work with Supplier to ensure the delivery center as a whole maintains an annual average resource utilization target rate of 90% on a base of 249 days. The parties agree to use all operational means practical to manage to the utilization target including, but not limited to, deploying unused resources in the delivery center to work on client projects managed and fulfilled directly by the Buyer, Buyer Affiliates and/or client work of the Supplier outside the delivery center. Supplier will produce weekly delivery center utilization reports. The operational committee will review headcount and delivery center utilization on a weekly basis and determine the optimal solution to ensure resources are productive and efficiently deployed based on the demand forecast. Should actual annual average utilization rate of the delivery center fall below the target, Buyer and Buyer Affiliates will compensate Supplier up to the target rate.

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ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

IBM Global Services (China) Co. Ltd.)	Camelot Information Systems (China) Corp. Ltd.

By:	/s/ Henry Wk Chow	By:	/s/ Simon Ma

Buyer Signature	Date	Supplier Signature	Date

(SEAL)	(SEAL)

Printed Name	Printed Name
Henry Wk Chow	Simon Ma
Title & Organization	Title & Organization
Chairman, IBM Global Services (China) Co. Ltd.	Chairman, Camelot Information Systems (China) Corp. Ltd
Buyer Address:	Supplier Address:
25/F Pacific Century Plaza	11th Fl, Zheiiang Tower
No. 2A, Gong Ti Bei Lu, Chaoyang District,	26 North Ring 3 Road,
Beijing, Zip code 100027	Beijing, 100029
P.R. China	P.R. China

ACCEPTED AND AGREED TO:
IBM Global Services (China) Co. Ltd.)

By:	/s/ Anne Lee Chen

Buyer Signature	Date

(SEAL)

Printed Name
Anne Lee Chen
Title & Organization
Director, Asia Pacific Sourcing, Global Procurement,
IBM Integrated Supply Chain
Buyer Address:
13/F, JinMao Tower, No.88 Century Blvd, PuDong District,
Shanghai PRC 200121

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Schedule A: International Accounting Firms
1.	PricewaterhouseCoopers (PwC)

2.	KPMG

3.	Ernst & Young (EY)
Schedule B: Supplier Competitor
(Neusoft Group Ltd.)
(Hisoft Technology International Ltd.)
(Chinasoft International Ltd.)
(Vancelnfo Ltd.)
(Beyondsoft Group)
(Besure Technology Co.,Ltd.,)
(Covics Business Solution Ltd.)
(Dimeusion InfoTech Co.Ltd)
(Hanconsulting Co Ltd)
(HAND Enterprise Solutions Company Ltd.)
(Zejiaconsulting Co Ltd)